Exhibit 10.9

CREDIT AGREEMENT

dated as of

November 2, 2011

between

CAMBREX CORPORATION

The SUBSIDIARY BORROWERS Party Hereto

The SUBSIDIARY GUARANTORS Party Hereto

The LENDERS Party Hereto

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

PNC BANK, NATIONAL ASSOCIATION
and
RBS CITIZENS, N.A.,
as Co-Syndication Agents

KEYBANK NATIONAL ASSOCIATION
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Documentation Agents
_____________________________________________________________

J.P. MORGAN SECURITIES LLC, PNC CAPITAL MARKETS LLC
and
RBS CITIZENS, N.A.,
as Joint Lead Arrangers and Joint Bookrunners

- i -

(Continued)

- ii -

(Continued)

- iii -

(Continued)

SCHEDULE 1.01	-	Commitments
SCHEDULE 2.02	-	Mandatory Cost
SCHEDULE 2.05(1)	-	Existing Letters of Credit
SCHEDULE 4.06(a)	-	Litigation
SCHEDULE 4.06(b)	-	Environmental Matters
SCHEDULE 4.13	-	Subsidiaries
SCHEDULE 7.01	-	Indebtedness
SCHEDULE 7.02	-	Liens
SCHEDULE 7.05	-	Investments
SCHEDULE 7.08	-	Restrictive Agreements

EXHIBIT A	-	Form of Assignment and Acceptance
EXHIBIT B	-	Form of Pledge Agreement
EXHIBIT C	-	Form of Guarantee Assumption Agreement
EXHIBIT D-1	-	Form of Opinion of General Counsel of the Obligors
EXHIBIT D-2	-	Form of Opinion of Special New York Counsel to the Obligors
EXHIBIT E	-	Form of Subsidiary Borrower Designation Letter
EXHIBIT F	-	Form of Subsidiary Borrower Termination Letter
EXHIBIT G	-	List of Closing Documents

- iv -

CREDIT AGREEMENT dated as of November 2, 2011, between CAMBREX CORPORATION, the SUBSIDIARY BORROWERS party hereto, the SUBSIDIARY GUARANTORS party hereto, the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The Company (as hereinafter defined) has requested that the Lenders (as so defined) extend credit to it, under the guarantee of the Subsidiary Guarantors (as so defined), in an aggregate principal or face amount not exceeding $250,000,000, for the purposes specified herein.  The Lenders are prepared to extend such credit upon the terms and conditions hereof, and, accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are denominated in Dollars and bear interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Entity” means any business, assets or Person subject to an Acquisition.

“Acquisition” means any transaction, or any series of related transactions, consummated after the date hereof, by which the Company and/or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any corporation, limited liability company, partnership, joint venture or other entity or any division of any corporation, limited liability company, partnership, joint venture or other entity or the right to use or manage or otherwise exploit any such business or assets, whether through purchase or lease of assets, merger or otherwise or (b) directly or indirectly acquires ownership or Control of at least a majority (in number of votes) of Capital Stock which has ordinary voting power for the election of directors or other managers of any corporation, limited liability company, partnership, joint venture or other entity.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the sum of (i) (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate plus, without duplication (ii) in the case of Loans by a Lender from its office or branch in the United Kingdom or any Participating Member State, the Mandatory Cost.

“Administrative Agent” means JPMCB (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Agent’s Account” means, for each currency, an account in respect of such currency designated by the Administrative Agent in a notice to the Company and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitment” means the aggregate of the Commitments of all of the Lenders, as reduced or increased from time to time pursuant to the terms and conditions hereof.  As of the Effective Date, the Aggregate Commitment is $250,000,000.

“Agreed Foreign Currency” means, at any time, (i) any of Pounds Sterling, euro, Japanese Yen and (ii) with the agreement of the Administrative Agent and of each Lender, any other Foreign Currency that is (x) a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars, (y) available in the London interbank deposit market and (z) agreed to by the Administrative Agent and each of the Lenders.

“Agreed Swingline Foreign Currency” means, at any time, any of Pounds Sterling and euro.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that, in the case of Section 2.20 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the Aggregate Commitment (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment.  If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, with respect to any ABR Loan (including any Swingline Loan that bears interest based upon the Alternate Base Rate) or Eurocurrency Loan (including any Swingline Loan that bears interest based upon the Swingline Multicurrency Rate), or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurocurrency Spread” or “Facility Fee Rate”, respectively, based upon the Leverage Ratio as of the most recent determination date; provided that from and after the Effective Date to but excluding the third Business Day after delivery of the financial statements for the fiscal quarter ending December 31, 2011, the “Applicable Rate” shall be deemed to be in Category 2:

	Leverage Ratio	ABR Spread	Eurocurrency Spread	Facility Fee Rate

Category 1	<1.75x	0.50%	1.50%	0.25%
Category 2	>1.75x <2.50x	0.70%	1.70%	0.30%
Category 3	>2.50x <3.00x	0.90%	1.90%	0.35%
Category 4	>3.00x	1.10%	2.10%	0.40%

For purposes of the foregoing, (i) the Leverage Ratio shall be determined as of the end of each fiscal quarter or fiscal year of the Company, as applicable, based upon the Company’s consolidated financial statements delivered pursuant to Section 6.01(a) or (b) and (ii) subject to the proviso set forth above in this definition, each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date three Business Days after delivery to the Administrative Agent of such consolidated financial statements (and the related compliance certificate required under Section 6.01(c)) indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that (A) the Leverage Ratio shall be deemed to be in Category 4 at any time that an Event of Default has occurred and is continuing and (B) if the Company fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 6.01(a) or (b) (and/or the related compliance certificate required to be delivered by it pursuant to Section 6.01(c)), any adjustment in the Applicable Rate shall be delayed until the delivery thereof and shall be retroactively applied for the period from the expiration of the time for delivery thereof until the date of such delivery.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Assuming Lender” has the meaning set forth in Section 2.08(e).

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Commitment Termination Date and the date of termination of the Commitments.

“Banking Services” means bank services provided to the Company or any Subsidiary by any Lender or any of its Affiliates, including without limitation:  (a) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Agreement” means any agreement entered into by the Company or any Subsidiary in connection with Banking Services.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowers” means the Company and the Subsidiary Borrowers.

“Borrowing” means (a) all Syndicated ABR Loans made, converted or continued on the same date, (b) all Eurocurrency Loans denominated in the same currency that have the same Interest Period or (c) a Swingline Loan.

“Borrowing Request” means a request by a Borrower for a Syndicated Borrowing in accordance with Section 2.03.

“Business Day” means any day (a) that is not a Saturday, Sunday or (other than with respect to determining any Interest Period) other day on which commercial banks in New York City are authorized or required by law to remain closed, (b) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, a continuation or conversion of or into, or the Interest Period for, a Eurocurrency Borrowing, or to a notice by the relevant Borrower with respect to any such borrowing, payment, prepayment, continuation, conversion, or Interest Period, that is also a day on which dealings in deposits denominated in the currency of such Borrowing are carried out in the London interbank market and (c) (i) if such day relates to a borrowing or continuation of, a payment or prepayment of principal of or interest on, or the Interest Period for, any Eurocurrency Borrowing denominated in any Foreign Currency (other than euros), or to a notice by the relevant Borrower with respect to any such borrowing, continuation, payment, prepayment or Interest Period, that is also a day on which commercial banks and the London foreign exchange market settle payments in the Principal Financial Center for such Foreign Currency or (ii) if such day relates to a borrowing or continuation of, a payment or prepayment of principal of or interest on, or the Interest Period for, any Eurocurrency Borrowing denominated in euros, or to a notice by the relevant Borrower with respect to any such borrowing, continuation, payment, prepayment or Interest Period, that is also a TARGET2 Day.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided, that the adoption or issuance of any accounting standards after the Effective Date will not cause any obligation that was not or would not have been a Capital Lease Obligation prior to such adoption or issuance to be deemed a Capital Lease Obligation.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding common stock of the Company or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Change in Tax Law” means, with respect to any Person, a change in or amendment to the Code or a change in, or amendment to, or the entering into of, an income tax treaty between the United States of America and the jurisdiction where such Person is a tax resident, or a change in or amendment to the treasury regulations, in each case that occurred after such Person became a party to this Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are Syndicated Loans or Swingline Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Syndicated Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08(b), (b) increased from time to time pursuant to Section 2.08(e), and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04.  The initial amount of each Lender’s Commitment is set forth on Schedule 1.01, or in the Assignment and Acceptance (or in any confirmation or agreement of a Lender under Section 2.08(e)) pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commitment Increase” has the meaning set forth in Section 2.08(e).

“Commitment Increase Date” has the meaning set forth in Section 2.08(e).

“Commitment Termination Date” means November 2, 2016.

“Company” means Cambrex Corporation, a Delaware corporation.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income, however denominated, or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, the sum, for the Company, its Subsidiaries and its Restricted Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following:  (a) Consolidated Net Income for such period plus (b) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) all extraordinary losses, (v) all non-cash amounts attributable to the impairment of goodwill or other intangibles or to the expensing of in-process research and development in connection with any acquisition, (vi) all non-cash losses associated with the sale or write-down of assets not in the ordinary course of business, (vii) all non-cash losses associated with foreign currency translations (including as a result of marking to market any investment or any hedging arrangement relating thereto), (viii) all non-cash expenses in connection with or as a result of any equity, equity-like or equity-linked grants or awards by the Company or any of its Subsidiaries to its directors, officers, employees or consultants, (ix) all non-cash expenses, losses or write-downs attributable to restructuring charges, plant shut-downs or discontinued operations, (x) cash charges relating to discontinued operations not exceeding $10,000,000 in the aggregate; provided that such charges shall be incurred within the 24 month period following the Effective Date and (xi) all non-cash losses or expenses associated with the revaluation or accretion of any acquisition consideration payable under FASB ASC 805 during such period, and minus (c) without duplication and to the extent included in determining such Consolidated Net Income, (i) all non-cash gains associated with the sale or write-down of assets not in the ordinary course of business, (ii) all extraordinary gains for such period, (iii) all non-cash gains associated with foreign currency translations (including as a result of marking to market any investment or any hedging arrangement relating thereto) and (iv) all non-cash gains or income associated with the revaluation or discounting of any acquisition consideration payable under FASB ASC 805 during such period; provided that, without duplication, if during any period for which Consolidated EBITDA is being determined, the Company or any of its Subsidiaries shall have made any Disposition or Acquisition (in one or a series of related transactions) or shall have acquired one or more income producing assets as part of a single transaction, in each case, in excess of $25,000,000 in fair market value, Consolidated EBITDA shall be determined for purposes of this Agreement by (x) with respect to any such Disposition, excluding the Consolidated EBITDA of the Disposed Entity (to the extent not already excluded in the relevant financial statements of the Company) or (y) in the case of any such Acquisition or acquisition of income producing assets, including the Consolidated EBITDA of the Acquired Entity or the earnings associated with such assets, as applicable, for such period, in each case, as if the relevant transaction had been made or consummated on the first day of such period.

“Consolidated Funded Indebtedness” means, as of any date, all interest-bearing Indebtedness (including Capital Lease Obligations) of the Company and its Subsidiaries classified as indebtedness in accordance with GAAP on the Company’s consolidated balance sheet (excluding, for the avoidance of doubt, any Indebtedness pursuant to clause (k) of the definition thereof) minus an amount equal to (i) the excess (if any) of (x) the aggregate amount (not to exceed $35,000,000) of all cash deposits (regardless of currency or location) held in accounts owned by and under the control of the Company or any of its Subsidiaries on such date over (y) $5,000,000, minus (ii) an amount equal to the United States federal income tax liability (if any) that would be imposed on such amount in the event such amount was transferred to the United States, as reasonably estimated by the Company.

“Consolidated Interest Expense” means, for any period, the sum, for the Company and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following:  (a) all interest in respect of Indebtedness (including the interest component of any payments in respect of Capital Lease Obligations) accrued or capitalized during such period (whether or not actually paid during such period) plus (b) the net amount payable (or minus the net amount receivable) under Hedging Agreements relating to interest during such period (whether or not actually paid or received during such period).

”Consolidated Net Income” means, for any period, the net income or loss of the Company, its Subsidiaries and its Restricted Subsidiaries (determined on a consolidated basis in accordance with GAAP) for such period.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Event” means a Borrowing, the issuance of a Letter of Credit or an LC Disbursement.

“Credit Party” means the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender.

“Currency Valuation Date” means:

(a)           with respect to each Eurocurrency Borrowing, the date two (2) Business Days prior to the date of such Borrowing or, if applicable, the date of conversion/continuation of any Borrowing as a Eurocurrency Borrowing,

(b)           with respect to the LC Exposure, the date of each request for the issuance, amendment, renewal or extension of any Letter of Credit, and

(c)           with respect to all outstanding Credit Events, the last Business Day of each calendar quarter and, during the continuation of an Event of Default, on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Disposed Entity” means any business, assets or Person subject to a Disposition.

“Disposition” means any sale, lease, license, transfer, assignment or other disposition of all or a material portion of the business, assets, rights, revenues or property, real, personal or mixed, tangible or intangible, of the Company or any of its Subsidiaries, whether in one or a series of transactions.

“Dollar Equivalent” of any currency at any date shall mean (i) the amount of such currency if such currency is Dollars or (ii) the equivalent in such currency of Dollars if such currency is a Foreign Currency, calculated on the basis of the Exchange Rate for such currency, on or as of the most recent Currency Valuation Date.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.

“Dutch Subsidiary Borrower” means any Subsidiary Borrower that is organized under the laws of the Netherlands.

“Effective Date” means November 2, 2011.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any shareholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional shares of Capital Stock of any class, or partnership or other ownership interests of any type in, such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not in incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“euro” or “€” means the single currency of Participating Member States of the European Union, which shall be an Agreed Foreign Currency and a Foreign Currency under this Agreement.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, bear interest at a rate determined by reference to the Adjusted LIBO Rate or (in the case of any Swingline Loan denominated in an Agreed Swingline Foreign Currency) the Swingline Multicurrency Rate.

“Event of Default” has the meaning set forth in Article VIII.

“Exchange Rate” means, on any day, with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., Local Time, on such date on the Reuters World Currency Page for such Foreign Currency.  In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such Foreign Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, such Exchange Rate shall instead be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such Foreign Currency on the London market at 11:00 a.m., Local Time, on such date for the purchase of Dollars with such Foreign Currency, for delivery two Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Company, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made (a) by or on account of any obligation of the Company or any Subsidiary Borrower, (i) income or franchise Taxes imposed on (or measured by) its net income, net profit, net worth (however denominated), and franchise or capital Taxes imposed, in each case, by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located and (ii) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which the Company or any such Subsidiary Borrower that is a Domestic Subsidiary is located, (b) by or on account of the Company, a Domestic Subsidiary or a Subsidiary Borrower organized in the Netherlands, income or franchise Taxes imposed on (or measured by) its net income, net profit, net worth (however denominated), and franchise or capital Taxes imposed, in each case, by a jurisdiction in which such Person is doing business (unless such Person would not have been subject to such Tax in such jurisdiction but for (i) the transactions contemplated hereunder or under any other Loan Document or (ii) such Person performing any obligations, receiving any payments or enforcing any rights hereunder or thereunder), (c) by or on account of any obligation of the Company or any Domestic Subsidiary that is a Subsidiary Borrower, in the case of a Foreign Lender, any withholding Tax that is imposed on amounts payable to or for the account of such Foreign Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (x) such Foreign Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.18(b)) or (y) such Foreign Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16(a), amounts with respect to such Taxes were payable either to such Foreign Lender’s assignor immediately before such Foreign Lender acquired the applicable interest in a Loan or Commitment or to such Foreign Lender immediately before it changed its lending office, (d) by or on account of any obligation of any Subsidiary Borrower that is organized under the laws of the Netherlands, in the case of any Lender that first acquires an interest in a Loan or Commitment after a change in withholding Tax law imposed by the Netherlands, any withholding Tax that is imposed on amounts payable to or for the account of such Lender with respect to such interest in a Loan or Commitment pursuant to a law in effect on the date on which such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.18(b)), except to the extent that, pursuant to Section 2.16(a), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment, (e) any U.S. Federal withholding Taxes imposed by FATCA, and (f) in the case of any Lender, any U.S. Federal backup withholding Taxes or any Taxes attributable to such Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.16(e) or (f).

“FASB ASC 805” means Financial Accounting Standards Board, Accounting Standard Codification 805 (entitled “Business Combinations”).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, treasurer, vice president-finance or corporate controller of the Company.

“First-Tier Foreign Subsidiary” means any Foreign Subsidiary that is owned directly by the Company or any Domestic Subsidiary.

“Foreign Currency” means at any time any currency other than Dollars.

“Foreign Currency Sublimit” means $200,000,000.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Company is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, a State thereof or the District of Columbia.

“FSA” means the Dutch Financial Supervision Act (Wet op het financieel toezicht), as amended from time to time.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, or of any other nation, or any political subdivision thereof, whether state, local or foreign, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party or applicant in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit C by an entity that, pursuant to Section 6.09, is required to become a “Subsidiary Guarantor” hereunder in favor of the Administrative Agent and for the benefit of the Lenders.

“Guarantors” means the Company (with respect to its obligations as a guarantor under Article III) and the Subsidiary Guarantors.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or its Subsidiaries shall be a Hedging Agreement.

“Immaterial Domestic Subsidiary” means any Domestic Subsidiary that has less than $5,000,000 of assets and revenues, determined (in the case of assets) as of the end of and (in the case of revenues) for the most recently completed fiscal quarter of the Company.

“Immaterial Foreign Subsidiary” means any Foreign Subsidiary that has less than $5,000,000 of assets and revenues, determined (in the case of assets) as of the end of and (in the case of revenues) for the most recently completed fiscal quarter of the Company.

“Immaterial Subsidiary” means any Subsidiary that has less than $500,000 of assets and revenues, determined (in the case of assets) as of the end of and (in the case of revenues) for the most recently completed fiscal quarter for which consolidated financial statements of the Company are available.

“Increasing Lender” has the meaning set forth in Section 2.08(e).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others of the type included within this definition (other than this clause (f)), (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party or applicant in respect of letters of credit, letters of guaranty and similar instruments unless such obligations are cash collateralized by cash that is not deducted in the definition of Consolidated Funded Indebtedness, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) the liquidation value of any mandatorily redeemable preferred Capital Stock of such Person or any of its Subsidiaries held by any Person (other than such Person or any of its Subsidiaries) that is redeemable in whole or in part at any time prior to the Commitment Termination Date, but only if such liquidation value exceeds $5,000,000 and (k) all obligations under Hedging Agreements; provided that the amount of Indebtedness under clauses (e) and (f) above shall be the lesser of (i) the amount of such Indebtedness of such other Person and (ii)(x) in the case of clause (e), the fair market value of the property subject to such Lien and (y) in the case of clause (f), the actual obligation of such other Person.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.  Notwithstanding anything herein to the contrary, any deferred purchase price obligation with respect to any Acquisition that would not have been treated as Indebtedness prior to giving effect to FASB ASC 805 shall not constitute “Indebtedness”.

“Indemnified Taxes” means Taxes, that are imposed on or with respect to any payment made by the Company or any Subsidiary Borrower hereunder or under any Loan Document, other than Excluded Taxes or Other Taxes.

“Interest Coverage Ratio” means, as at any date, the ratio of (a) Consolidated EBITDA for the period of four fiscal quarters ending on or most recently ended prior to such date to (b) Consolidated Interest Expense for such period.

“Interest Election Request” means a request by the relevant Borrower to convert or continue a Syndicated Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any Syndicated ABR Loan, each Quarterly Date and the Commitment Termination Date, (b) with respect to any Syndicated Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Commitment Termination Date, (c) with respect to any Swingline Loan denominated in Dollars, the last Business Day of each month and the Commitment Termination Date and (d) with respect to any Swingline Loan denominated in an Agreed Swingline Foreign Currency, the last day of each Interest Period therefor and the Commitment Termination Date.

“Interest Period” means (a) for any Eurocurrency Loan or Borrowing (other than any Swingline Loan denominated in an Agreed Swingline Foreign Currency), the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is two weeks or one, two, three or six months thereafter or, with respect to such portion of any Eurocurrency Loan or Borrowing denominated in a Foreign Currency that is scheduled to be repaid on the Commitment Termination Date, a period of less than one month’s duration commencing on the date of such Loan or Borrowing and ending on the Commitment Termination Date, as specified in the applicable Borrowing Request or Interest Election Request and (b) for any Swingline Loan denominated in an Agreed Swingline Foreign Currency, the period commencing on the date of such Loan and ending on the day that is designated in the relevant notice delivered pursuant to Section 2.04(b) with respect to such Loan, which shall not be later than the seventh day thereafter; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period (other than an Interest Period pertaining to a Eurocurrency Borrowing denominated in a Foreign Currency that ends on the Commitment Termination Date that is permitted to be of less than one month’s duration as provided in this definition) that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan, and the date of a Syndicated Borrowing comprising Loans that have been converted or continued shall be the effective date of the most recent conversion or continuation of such Loans.

“Investment” means, for any Person:  (a) the acquisition (whether for cash, property, services or securities or otherwise) of Capital Stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding (i) any such advance, loan or extension of credit having a term not exceeding 180 days arising in connection with the sale of inventory or supplies by such Person in the ordinary course of business and (ii) accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business or (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or any other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“Issuing Lender” means JPMCB, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(j).

“Japanese Yen” or “JPY” means the lawful currency of Japan.

“JPMCB” means JPMorgan Chase Bank, N.A.

“LC Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the relevant Borrower at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lender Affiliate” means, with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by such Lender or an Affiliate of such Lender.

“Lenders” means the Persons listed on Schedule 1.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance or as an Assuming Lender pursuant to Section 2.08(e), other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.

“Leverage Ratio” means, as at any date, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of four fiscal quarters ending on or most recently ended prior to such date.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the rate appearing on the Screen at approximately 11:00 a.m., London time, two (2) Business Days prior to (or, in the case of Loans denominated in Pounds Sterling, on the day of) the commencement of such Interest Period, as the rate for deposits in the relevant Agreed Foreign Currency with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which deposits in the relevant Agreed Foreign Currency in the Dollar Equivalent of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to (or, in the case of Loans denominated in Pounds Sterling, on the day of) the commencement of such Interest Period.

“LIBOR” means, for any currency, the rate at which deposits denominated in such currency are offered to leading banks in the London interbank market.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” means, collectively, this Agreement, each promissory note (if any) issued under Section 2.09(e), the Letter of Credit Documents and the Security Documents.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Local Time” means (i) New York City time in the case of a Loan, Borrowing or LC Disbursement denominated in Dollars and (ii) local time in the case of a Loan, Borrowing or LC Disbursement denominated in a Foreign Currency (it being understood that such local time shall mean London, England time unless otherwise notified by the Administrative Agent).

“Mandatory Cost” is described in Schedule 2.02.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole, (b) the ability of the Obligors, taken as a whole, to perform their obligations under this Agreement or any of the other Loan Documents or (c) the rights of or benefits available to the Lenders under this Agreement or any of the other Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $10,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary, as the case may be, would be required to pay if such Hedging Agreement were terminated at such time.

“Money Market Rate” means such rate of interest per annum (if any) as the Swingline Lender may quote from time to time on any single commercial borrowing for a period of up to 90 days.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“National Currency” means the currency, other than the euro, of a Participating Member State.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Obligors to any of the Lenders, the Administrative Agent, the Issuing Lender or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or to the Lenders or any of their Affiliates under any Hedging Agreement or any Banking Services Agreement or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof.

“Obligors” means the Borrowers and the Guarantors.

“Other Connection Taxes” means, with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Taxes (other than a connection arising from such recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.18(b))

“Overnight Foreign Currency Rate” means, for any amount payable in a Foreign Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three (3) Business Days, then for such other period of time as the Administrative Agent may elect) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related Credit Event, plus any taxes, levies, imposts, duties, deductions, charges or withholdings imposed upon, or charged to, the Administrative Agent by any relevant correspondent bank in respect of such amount in such relevant currency.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning set forth in Section 10.04(e).

“Participant Register” has the meaning set forth in Section 10.04(e).

“Participating Member State” means any member state of the European Community that adopts or has adopted the euro as its lawful currency in accordance with the legislation of the European Union relating to the European Monetary Union.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a)           Liens imposed by law for taxes, assessments and governmental charges or levies that are not yet due or are being contested in compliance with Section 6.04;

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 45 days or are being contested in compliance with Section 6.04;

(c)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)           Liens to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)           judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VIII;

(f)           easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;

(g)           any interest or title of a lessor under any lease entered into by the Company or any Subsidiary in the ordinary course of its business and covering only the assets so leased;

(h)           licenses, sublicenses, leases and subleases granted to third parties in the ordinary course that do not materially interfere with the ordinary conduct of business by the Company or any Subsidiary;

(i)            Liens arising from the filing of precautionary UCC financing statements regarding operating leases;

(j)            Liens arising out of the consignment or similar arrangement for the sale of goods entered into in the ordinary course of business;

(k)           set-off, charge-back and other statutory or common law rights of depository and collection banks and other regulated financial institutions with respect to money or instruments of the Company or its Subsidiaries on deposit with or in the possession of such institutions;

(l)            Liens arising under any indenture governing Indebtedness solely in favor of the trustee named therein for its own benefit (and not for the benefit of the holders of any such Indebtedness);

(m)          Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(n)           deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements in the ordinary course of business;

(o)           Liens on equipment of the Company or any Subsidiary granted in the ordinary course of business to the Company’s or such Subsidiary’s client at which such equipment is located;

(p)           security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(q)           zoning by-laws and other land use restrictions, including, without limitation, site plan agreements, development agreements and contract zoning agreements; and

(r)            Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any of its Subsidiaries in the ordinary course of business;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America) or any member state of the European Union and rated at least investment grade, in each case maturing within one year from the date of acquisition thereof;

(b)           investments in commercial paper maturing within 270 days from the date of acquisition thereof and rated, at such date of acquisition, A-2 or better by Standard & Poor’s Ratings Services or P-2 or better by Moody’s Investors Service, Inc.;

(c)           investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $250,000,000; and

(d)           fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (c) of this definition.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” means a Pledge Agreement substantially in the form of Exhibit B between the Company and the Administrative Agent (or such other pledge or similar agreement between the Company or a Domestic Subsidiary, as applicable, and the Administrative Agent (or a sub-agent of the Administrative Agent) providing for the pledge of certain Capital Stock of a Foreign Subsidiary and entered into pursuant to Section 5.01(e) or Section 6.09(b), in form and substance satisfactory to the Administrative Agent).

“Pounds Sterling” means the lawful currency of the United Kingdom.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principal Financial Center” means, in the case of any Foreign Currency, the principal financial center where such currency is cleared and settled, as reasonably determined by the Administrative Agent and notified to the Company prior to any relevant payment date (it being understood that such principal financial center shall mean London, England unless otherwise notified by the Administrative Agent).

“Prior Credit Agreement” means the Credit Agreement dated as of April 6, 2007 among the Company, the lenders party thereto, JPMCB, as administrative agent and the other parties thereto.

“Priority Indebtedness” means, without duplication, (a) all Indebtedness of the Company or any of its Subsidiaries secured by a Lien on property owned by the Company or any of its Subsidiaries (other than any such Indebtedness permitted under clauses (e) and (f) of Section 7.01); (b) all Indebtedness of any Subsidiary that is not an Obligor (other than Indebtedness permitted under clause (g) of Section 7.01, unless the relevant standby letter of credit supports Indebtedness); and (c) all rental payments or other scheduled amounts required to be paid (valued at their present value, discounted at an applicable market rate, as of the later of the date such transaction is entered into or the end of the most recently completed fiscal year of the Company) by the Company or any Subsidiary in connection with any sale-and-leaseback transaction or Synthetic Lease referred to in Section 7.10.

“Purchase Price” means, with respect to any Acquisition, the aggregate consideration, whether cash, property or securities (including, without duplication, any Indebtedness incurred pursuant to Section 7.01), paid or delivered by the Company and its Subsidiaries (but excluding any fees or expenses payable) in connection with such Acquisition.

“Quarterly Dates” means the last Business Day of January, April, July and October in each year, the first of which shall be the first such day after the date hereof.

“Register” has the meaning set forth in Section 10.04(c).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time; subject to the provisions of Section 2.20.

“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of Capital Stock of the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of Capital Stock of the Company or any Subsidiary or any option, warrant or other right to acquire any such shares of Capital Stock of the Company or any Subsidiary; provided that Restricted Payments shall not include dividends or distributions by the Company payable in Capital Stock of the Company or in options, warrants or other rights to purchase such Capital Stock.

“Restricted Subsidiary” has the meaning set forth in the definition of “Subsidiary”.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Syndicated Loans and its LC Exposure and Swingline Exposure at such time.

“Screen” means, in the case of Dollars, Reuters Screen LIBOR01 Page and, in the case of any Foreign Currency, the appropriate page of such service which displays British Bankers Association Interest Settlement Rates for deposits in such Foreign Currency (or, in each case, on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the relevant Agreed Foreign Currency in the London interbank market).

“Security Documents” means, collectively, each Pledge Agreement, each other pledge, security or similar agreement entered into pursuant hereto in favor of the Administrative Agent, and all Uniform Commercial Code financing statements and/or other filings, registrations or the like required by the terms of any such agreement to be made with respect to the security interests in personal property created pursuant thereto.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Services Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in the applicable currency, expressed in the case of each such requirement as a decimal.  Such reserve, liquid asset, fees or similar requirements shall, in the case of Dollar denominated Loans, include those imposed pursuant to Regulation D of the Board.  Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D of the Board.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“Subordinated Indebtedness” means any Indebtedness of the Company or any Subsidiary the payment of which is subordinated to payment of the obligations under the Loan Documents.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date and (b) any other corporation, limited liability company, partnership, association or other entity of which Capital Stock having ordinary voting power (other than Capital Stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company, association or other entity are, as of such date, owned or Controlled, directly or indirectly through one or more intermediaries, or both, by such Person; provided that no Person shall be a “Subsidiary” to the extent that the Company does not have the ability to directly or indirectly control the management or policies of such Person in its sole discretion (any such Person, a “Restricted Subsidiary”).  Unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.

“Subsidiary Borrower” means each Subsidiary of the Company that becomes a “Subsidiary Borrower” after the date hereof pursuant to Section 2.19, in each case so long as such entity shall remain a Subsidiary Borrower hereunder.

“Subsidiary Borrower Designation Letter” means a Subsidiary Borrower Designation Letter entered into by the Company and a wholly-owned Subsidiary of the Company pursuant to Section 2.19(a), pursuant to which such Subsidiary shall (subject to the terms and conditions of Section 2.19) be designated as a Borrower, substantially in the form of Exhibit E or any other form approved by the Administrative Agent.

“Subsidiary Borrower Sublimit” means $75,000,000.

“Subsidiary Borrower Termination Letter” has the meaning set forth in Section 2.19(c).

“Subsidiary Guarantor” means each of the Subsidiaries of the Company identified under the caption “SUBSIDIARY GUARANTORS” on the signature pages hereto and each Subsidiary of the Company that becomes a “Subsidiary Guarantor” after the date hereof pursuant to Section 6.09.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMCB, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Swingline Multicurrency Rate” means, with respect to any Swingline Loan denominated in an Agreed Swingline Foreign Currency having an Interest Period of 1 day to 7 days, the rate per annum determined by the Administrative Agent on the date of such Swingline Loan at which deposits in the currency of such Swingline Loan are offered by JPMCB for such Interest Period to major banks in the London interbank market.

“Swingline Subsidiary Borrower” means CMBX C.V. (but effective only upon the designation of CMBX C.V. as a Borrower pursuant to Section 2.19).

“Syndicated”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are made pursuant to Section 2.01.

“Synthetic Lease” means a lease of property or assets by the Company or any Subsidiary with any Person (other than the Company or any Subsidiary) designed to permit the lessee (a) to claim depreciation and amortization on such property or assets under U.S. tax law and (b) to treat such lease as an operating lease or not to reflect the leased property or assets on the lessee’s balance sheet under GAAP.

“TARGET2 Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or any successor settlement system as determined by the Administrative Agent) is open for the settlement of payments in euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees, charges or withholdings imposed by any Governmental Authority, including any interest or penalties applicable thereto.

“Transactions” means the execution, delivery and performance by each Obligor of this Agreement and the other Loan Documents to which such Obligor is intended to be a party, the borrowing of Loans, the use of the proceeds thereof, the issuance of Letters of Credit hereunder and the payment of fees and expenses in connection therewith.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans constituting such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate or (in the case of Swingline Loans only) a Money Market Rate.

“Withdrawal Liability” means liability to a Multiemployer Plan as result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Syndicated Loan”), by Type (e.g., an “ABR Loan”) or by Class and Type (e.g., a “Syndicated ABR Loan’).  Borrowings also may be classified and referred to by Class (e.g., a “Syndicated Borrowing”), by Type (e.g., an “ABR Borrowing”) or by Class and Type (e.g., a “Syndicated ABR Borrowing”).  Loans and Borrowings may also be identified by currency.

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP consistently applied, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  To enable the ready and consistent determination of compliance with the covenants set forth in Article VII, the Company will not change the last day of its fiscal year from December 31, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30, respectively.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

SECTION 1.05. Currencies; Currency Equivalents; Provisions Relating to European Monetary Union.  (a) At any time, any reference in the definition of the term “Agreed Foreign Currency” or in any other provision of this Agreement to the currency of any particular nation means the lawful currency of such nation at such time whether or not the name of such currency is the same as it was on the date hereof.  Except as provided in Section 2.10(b) and the last sentence of Section 2.17(a), for purposes of determining (i) whether the amount of any Borrowing, together with all other Borrowings then outstanding or to be borrowed at the same time as such Borrowing, would exceed the aggregate amount of the Commitments, (ii) the aggregate unutilized amount of the Commitments and (iii) the aggregate outstanding principal amount of Borrowings, the outstanding principal amount of any Borrowing that is denominated in any Foreign Currency shall be deemed to be the Dollar Equivalent of the amount of the Foreign Currency of such Borrowing determined as of the date of such Borrowing (determined in accordance with the last sentence of the definition of the term “Interest Period”).

(b)           Wherever in this Agreement in connection with a Borrowing or Loan an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing or Loan is denominated in a Foreign Currency, such amount shall be the relevant Dollar Equivalent of such Dollar amount (rounded to the nearest 1,000 units of such Foreign Currency), as determined by the Administrative Agent.

(c)           Each obligation hereunder of any party hereto that is denominated in the National Currency of a state that is not a Participating Member State on the date hereof shall, effective from the date on which such state becomes a Participating Member State, be redenominated in euro in accordance with the legislation of the European Union applicable to the European Monetary Union; provided that, if and to the extent that any such legislation provides that any such obligation of any such party payable within such Participating Member State by crediting an account of the creditor can be paid by the debtor either in euros or such National Currency, such party shall be entitled to pay or repay such amount either in euros or in such National Currency.  If the basis of accrual of interest or fees expressed in this Agreement with respect to an Agreed Foreign Currency of any country that becomes a Participating Member State after the date on which such currency becomes an Agreed Foreign Currency shall be inconsistent with any convention or practice in the interbank market for the basis of accrual of interest or fees in respect of the euro, such convention or practice shall replace such expressed basis effective as of and from the date on which such state becomes a Participating Member State; provided that, with respect to any Borrowing denominated in such currency that is outstanding immediately prior to such date, such replacement shall take effect at the end of the Interest Period therefor.  Without prejudice to the respective liabilities of the Company to the Lenders and the Lenders to the Company under or pursuant to this Agreement, each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time reasonably specify to be necessary or appropriate to reflect the introduction or changeover to the euro in any country that becomes a Participating Member State after the date hereof; provided that the Administrative Agent shall provide the Company and the Lenders with prior notice of the proposed change with an explanation of such change in sufficient time to permit the Company and the Lenders an opportunity to respond to such proposed change.

SECTION 1.06. Status of Obligations.  In the event that the Company or any other Obligor shall at any time issue or have outstanding any Subordinated Indebtedness, the Company shall take or cause such other Obligor to use its best efforts to cause the Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.  Without limiting the foregoing, the Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

ARTICLE II

THE CREDITS

SECTION 2.01. The Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees to make Syndicated Loans in Dollars or in any Agreed Foreign Currency to the Company and/or any Subsidiary Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) subject to Section 2.10(b), the Dollar Equivalent of such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment, (b) subject to Section 2.10(b), the Dollar Equivalent of the total Revolving Credit Exposures exceeding the total Commitments, (c) subject to Section 2.10(b), the Dollar Equivalent of the total Revolving Credit Exposures in respect of extensions of credit hereunder that are denominated in Foreign Currencies exceeding the Foreign Currency Sublimit or (d) subject to Section 2.10(b), the Dollar Equivalent of the total Revolving Credit Exposures in respect of extensions of credit hereunder to the Subsidiary Borrowers exceeding the Subsidiary Borrower Sublimit.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Syndicated Loans.

SECTION 2.02. Loans and Borrowings.

(a)           Obligations of Lenders.  Each Syndicated Loan shall be made to any Borrower as part of a Borrowing by such Borrower consisting of Loans of the same currency and Type made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)           Type of Loans.  Subject to Section 2.13, each Syndicated Borrowing shall be constituted entirely of ABR Loans or of Eurocurrency Loans denominated in a single currency as the relevant Borrower may request in accordance herewith (and each Syndicated Borrowing denominated in a Foreign Currency shall be a Eurocurrency Borrowing).  Each Swingline Loan shall be an ABR Loan, a Eurocurrency Borrowing or a Money Market Rate Borrowing, as applicable.  Each ABR Loan (whether a Syndicated Loan or a Swingline Loan) shall be denominated in Dollars.  Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Section 2.13, 2.14, 2.15 and 2.16 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of any Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)           Minimum Amounts; Limitation on Number of Borrowings.  Each Eurocurrency Borrowing shall be in an aggregate amount of $2,000,000 (or, if such Borrowing is denominated in (i) Japanese Yen, JPY200,000,000 and (ii) in a Foreign Currency other than Japanese Yen, 2,000,000 units of such currency) or a larger multiple of $500,000 (or, if such Borrowing is denominated in (i) Japanese Yen, JPY50,000,000 and (ii) in a Foreign Currency other than Japanese Yen, 500,000 units of such currency).  Each Syndicated ABR Borrowing shall be in an aggregate amount equal to $250,000 or a larger multiple of $100,000; provided that a Syndicated ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f).  Each Swingline Loan shall be in an amount equal to $100,000 or a larger multiple thereof.  Borrowings of more than one Class, currency and Type may be outstanding at the same time; provided that there shall not at any time be more than a total of twenty Eurocurrency Borrowings outstanding.

(d)           Limitations on Interest Periods.  Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request (or to elect to convert to or continue as a Eurocurrency Borrowing) any Borrowing if the Interest Period requested therefor would end after the Commitment Termination Date.

(e)           Loans to Dutch Subsidiary Borrowers.  The initial borrowing from any Lender to any Dutch Subsidiary Borrower shall be at least €50,000 (or its equivalent in another currency) or any other amount that will from time to time be applicable under section 3(2) under a and/or b of the Dutch Decree on Definitions Wft (Besluit definitiebepalingen Wft).

SECTION 2.03. Requests for Syndicated Borrowings.

(a)           Notice by the Borrowers.  To request a Syndicated Borrowing, any Borrower shall notify the Administrative Agent of such request (i) by telephone in the case of a Eurocurrency Borrowing denominated in Dollars, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing, (ii) by irrevocable written notice (via a written Borrowing Request in a form approved by the Administrative Agent and signed by such Borrower, or the Company on its behalf) in the case of a Eurocurrency Borrowing denominated in a Foreign Currency, not later than 12:00 noon, London time, four Business Days before the date of the proposed Borrowing or (iii) by telephone, in the case of a Syndicated ABR Borrowing, not later than 12:00 noon, New York City time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the applicable Borrower, or the Company on behalf of the applicable Borrower.

(b)           Content of Borrowing Requests.  Each telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)           the name of the relevant Borrower;

(ii)          the aggregate amount and currency of the requested Borrowing;

(iii)         the date of such Borrowing, which shall be a Business Day;

(iv)         in the case of a Syndicated Borrowing denominated in Dollars, whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v)          in the case of a Eurocurrency Borrowing, the Interest Period therefor, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d); and

(vi)         the location and number of such Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

(c)           Notice by the Administrative Agent to the Lenders.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(d)           Failure to Elect.  If no election as to the currency of a Syndicated Borrowing is specified, then the requested Syndicated Borrowing shall be denominated in Dollars.  If no election as to the Type of a Syndicated Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing unless an Agreed Foreign Currency has been specified, in which case the requested Syndicated Borrowing shall be a Eurocurrency Borrowing denominated in such Agreed Foreign Currency.  If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, (i) if the currency specified for such Borrowing is Dollars (or if no currency has been so specified), the requested Borrowing shall be made instead as a Syndicated ABR Borrowing, and (ii) if the currency specified for such Borrowing is an Agreed Foreign Currency, the relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration.

SECTION 2.04. Swingline Loans.

(a)           Agreement to Make Swingline Loans.  Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans from time to time during the Availability Period to (A) the Company in Dollars and (B) the Swingline Subsidiary Borrower in any Agreed Swingline Foreign Currency, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans made to the Company exceeding $20,000,000, (ii) the aggregate principal amount of outstanding Swingline Loans made to the Swingline Subsidiary Borrower exceeding $20,000,000, (iii) the Dollar Equivalent of the total Revolving Credit Exposures exceeding the total Commitments, (iv) the Dollar Equivalent of the total Revolving Credit Exposures in respect of extensions of credit hereunder that are denominated in Foreign Currencies exceeding the Foreign Currency Sublimit or (v) the Dollar Equivalent of the total Revolving Credit Exposures in respect of extensions of credit hereunder to the Swingline Subsidiary Borrower exceeding the Subsidiary Borrower Sublimit; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan; provided further that the Swingline Lender at its option may make any Swingline Loan to the Swingline Subsidiary Borrower by causing any domestic or foreign branch or Affiliate of JPMCB to make such Swingline Loan, provided that any exercise of such option shall not affect the obligation of the Swingline Subsidiary Borrower to repay such Swingline Loan in accordance with the terms of this Agreement.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Company or the Swingline Subsidiary Borrower may borrow, prepay and reborrow Swingline Loans.  Each Swingline Loan to the Company shall be an ABR Borrowing unless, prior to requesting a Swingline Loan, the Company shall have requested a Money Market Rate Borrowing and the Swingline Lender shall have quoted a Money Market Rate therefor which the Company shall select in its notice delivered pursuant to paragraph (b) below, provided that the Swingline Lender shall be required to provide interest rate quotes for a Money Market Rate Borrowing only subject to the availability of Money Market Rates by the Swingline Lender.  Each Swingline Loan to the Swingline Subsidiary Borrower shall be a Eurocurrency Borrowing.  Swingline Loans made hereunder shall constitute utilization of the Commitments.

(b)           Notice of Swingline Loans.  To request a Swingline Loan, the Company or the Swingline Subsidiary Borrower shall notify the Administrative Agent of such request (i) in the case of a Swingline Loan to the Company, by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time and (ii) in the case of a Swingline Loan to the Swingline Subsidiary Borrower, by irrevocable written notice (via a written Borrowing Request in a form approved by the Administrative Agent and signed by the Swingline Subsidiary Borrower) not later than 11:00 a.m., London time, one (1) Business Day before the date of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify for the requested Swingline Loan the requested borrowing date (which shall be a Business Day), the amount, the Type and (in the case of a Swingline Loan to the Swingline Subsidiary Borrower) the currency and the Interest Period to be applicable thereto.  The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Company or the Swingline Subsidiary Borrower.  The Swingline Lender shall make each Swingline Loan available to the relevant Borrower by means of a credit to the general deposit account of such Borrower with the Swingline Lender or as otherwise instructed by such Borrower (or, in the case of a Swingline Loan made to finance the reimbursement by the Company of an LC Disbursement as provided in Section 2.05(f), by remittance to the Issuing Lender) by 3:00 p.m., Local Time, on the requested date of such Swingline Loan.

(c)           Participations by Lenders in Swingline Loans.  The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., Local Time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice to the Administrative Agent shall specify the aggregate amount of Swingline Loans and the currency thereof in which Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans and the currency thereof.  Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above in this paragraph, to pay to the Administrative Agent, for account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans in the relevant currency.  Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatismutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders.  The Administrative Agent shall notify the relevant Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from any Borrower in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Company or the Swingline Subsidiary Borrower of any default in the payment thereof.

SECTION 2.05. Letters of Credit.

(a)           General.  Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.01, any Borrower may request (for its own account or for the account of any of its subsidiaries) the Issuing Lender to issue, at any time and from time to time during the Availability Period, Letters of Credit denominated in Dollars or in any Agreed Foreign Currency for its own account in such form as is acceptable to the Issuing Lender in its reasonable determination.  Letters of Credit issued hereunder shall constitute utilization of the Commitments.

(b)           Notice of Issuance, Amendment, Renewal or Extension.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), any Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender) to the Issuing Lender and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount and currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the Issuing Lender, the relevant Borrower also shall submit a letter of credit application on the Issuing Lender’s standard form in connection with any request for a Letter of Credit.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the relevant Borrower to, or entered into to by such Borrower and/or the Company with, the Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(c)           Limitations on Amounts. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) subject to Section 2.10(b), the Dollar Equivalent of the aggregate LC Exposure of the Issuing Lender (determined for these purposes without giving effect to the participations therein of the Lenders pursuant to paragraph (e) of this Section) shall not exceed $50,000,000, (ii) subject to Section 2.10(b), the Dollar Equivalent of the aggregate Revolving Credit Exposures shall not exceed the total Commitments, (iii) subject to Section 2.10(b), the Dollar Equivalent of the aggregate Revolving Credit Exposures in respect of extensions of credit hereunder that are denominated in Foreign Currencies shall not exceed the Foreign Currency Sublimit and (iv) subject to Section 2.10(b), the Dollar Equivalent of the aggregate Revolving Credit Exposures in respect of extensions of credit hereunder to the Subsidiary Borrowers shall not exceed the Subsidiary Borrower Sublimit.

(d)           Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date two years after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension of a Letter of Credit which had an original expiration date twelve months after the date of the issuance thereof and which has been renewed or extended for one or more for additional twelve-month periods, the date twelve months after the then-current expiration date of such Letter of Credit, so long as such renewal or extension occurs within three months of such then-current expiration date) and (ii) the date that is five Business Days prior to the Commitment Termination Date.

(e)           Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) by the Issuing Lender, and without any further action on the part of the Issuing Lender or the Lenders, the Issuing Lender hereby grants to each Lender, and each Lender hereby acquires from the Issuing Lender, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments.

In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for account of the Issuing Lender, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Lender promptly upon the request of the Issuing Lender at any time from the time of such LC Disbursement until such LC Disbursement is reimbursed by the relevant Borrower or at any time after any reimbursement payment is required to be refunded to the relevant Borrower for any reason.  Such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each such payment shall be made in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Lender the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the relevant Borrower pursuant to the next following paragraph, the Administrative Agent shall distribute such payment to the Issuing Lender or, to the extent that the Lenders have made payments pursuant to this paragraph to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Lender for any LC Disbursement shall not constitute a Loan and shall not relieve any Borrower of its obligation to reimburse such LC Disbursement.

(f)           Reimbursement.  If the Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit denominated in Dollars issued by it for account of the Company or any Borrower that is a Domestic Subsidiary, the Company or the relevant Borrower shall reimburse the Issuing Lender in respect of such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the relevant Borrower receives such notice; provided that, if such LC Disbursement is made in respect of such a Letter of Credit, then the Company or the relevant Borrower, as the case may be, may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with all or any portion of a Syndicated ABR Borrowing or a Swingline Loan, as applicable, in an amount permitted under Section 2.02(c) and, to the extent so financed, such Borrower’s obligation to make such payment in respect of such reimbursement obligation shall be discharged and replaced by the resulting Syndicated ABR Borrowing or Swingline Loan (or the applicable portion thereof).

If the Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit issued by it for account of any Borrower denominated in an Agreed Foreign Currency, the Company or the relevant Borrower, as the case may be, shall reimburse the Issuing Lender in respect of such LC Disbursement by paying to the Issuing Lender in the Currency in which such Letter of Credit is denominated an amount equal to such LC Disbursement not later than 12:00 noon, Local Time of the Issuing Lender, on the Business Day immediately following the day that the relevant Borrower receives notice of such LC Disbursement, if such notice is received prior to 5:00 p.m., Local Time of the Issuing Lender or (ii) the Business Day which is two Business Days after the day that the relevant Borrower and the Company receive such notice, if such notice is not received prior to such time.  The Issuing Lender shall promptly notify the Administrative Agent of the amount and date of each such reimbursement.

If the relevant Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from such Borrower in respect thereof and such Lender’s Applicable Percentage thereof.

Without limiting any other obligations of any Borrower hereunder, the relevant Borrower hereby agrees to indemnify the Issuing Lender of each Letter of Credit denominated in a Foreign Currency and issued for the account of such Borrower for any and all costs, expenses and losses incurred by it as a result of receiving payment or reimbursement for any LC Disbursement thereunder from any Person in a currency other than the currency in which such Letter of Credit was originally denominated.  Any such amount payable to any Issuing Lender shall be payable within 10 days after demand by such Issuing Lender.

(g)           Obligations Absolute.  Each Borrower’s obligation to reimburse  LC Disbursements as provided in paragraph (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit, and (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of such Borrower’s obligations hereunder.

Neither the Administrative Agent, the Lenders nor the Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the Issuing Lender or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender; provided that the foregoing shall not be construed to excuse the Issuing Lender from liability to the relevant Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by such Borrower to the extent permitted by applicable law) suffered by such Borrower that are caused by the Issuing Lender’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that:

(i)           the Issuing Lender may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit;

(ii)          the Issuing Lender shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(iii)         this sentence shall establish the standard of care to be exercised by the Issuing Lender when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

(h)           Disbursement Procedures.  The Issuing Lender shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand and for payment under a Letter of Credit.  The Issuing Lender shall promptly after such examination notify the Administrative Agent and the Company by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve any Borrower of its obligation to reimburse the Issuing Lender and the Lenders with respect to any such LC Disbursement.

(i)           Interim Interest.  If the Issuing Lender shall make any LC Disbursement, then, unless the Company or the relevant Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Company or the relevant Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Syndicated ABR Loans (or in the case such LC Disbursement is denominated in a Foreign Currency, at the Overnight Foreign Currency Rate for such Agreed Foreign Currency plus the then effective Applicable Rate with respect to Eurocurrency Loans); provided that, if the Company fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.12(d) shall apply.  Interest accrued pursuant to this paragraph shall be for account of the Issuing Lender, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Lender shall be for account of such Lender to the extent of such payment.

(j)           Replacement of the Issuing Lender.  The Issuing Lender may be replaced at any time by written agreement between the Company, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender.  The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Lender.  At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for account of the replaced Issuing Lender pursuant to Section 2.11(b).  From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of the replaced Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require.  After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(k)           Cash Collateralization.  If either (i) an Event of Default shall occur and be continuing and the Company receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing more than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, or (ii) the Company shall, or shall cause the Subsidiary Borrowers to, provide cover for LC Exposure pursuant to Section 2.10, the Company shall immediately deposit into an account established and maintained on the books and records of the Administrative Agent, which account may be a “securities account” (within the meaning of Section 8-501 of the Uniform Commercial Code as in effect in the State of New York), in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to, in the case of an Event of Default, the LC Exposure as of such date plus any accrued and unpaid interest thereon and, in the case of cover pursuant to Section 2.10, the amount required under Section 2.10; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Obligor described in clause (h) or (i) of Article VIII.  Such deposit shall be held by the Administrative Agent as collateral for the LC Exposure under this Agreement and thereafter for the payment of the “Secured Obligations” under and as defined in the Pledge Agreement, and for these purposes the Borrowers hereby grant a security interest to the Administrative Agent for the benefit of the Lenders in such collateral account and in any financial assets (as defined in the Uniform Commercial Code) or other property held therein.

(l)           Existing Letters of Credit.  The outstanding letters of credit listed on Schedule 2.05(l) issued by JPMCB shall, effective as of the Effective Date, subject to the satisfaction of the conditions to effectiveness of the obligations of the Lenders hereunder set forth in Article V, be deemed to be “Letters of Credit” issued hereunder, and as of the Effective Date each Lender shall have a participation interest therein equal to such Lender’s Applicable Percentage of the undrawn face amount of each such Letter of Credit.

SECTION 2.06. Funding of Borrowings.

(a)           Funding by Lenders.  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04.  The Administrative Agent will make such Loans available to the relevant Borrower by promptly crediting the amounts so received, in like funds, to an account of such Borrower designated in the applicable Borrowing Request; provided that Syndicated ABR Borrowings made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f) shall be remitted by the Administrative Agent to the Issuing Lender.

(b)           Presumption by the Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Company severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the relevant Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency) or (ii) in the case of the Company, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07. Interest Elections.

(a)           Elections by the Borrowers for Syndicated Borrowings.  The Loans constituting each Syndicated Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have the Interest Period specified in such Borrowing Request.  Thereafter, the relevant Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Eurocurrency Borrowing, may elect the Interest Period therefor, all as provided in this Section; provided that (i) a Syndicated Borrowing denominated in one currency may not be continued as, or converted to, a Syndicated Borrowing in a different currency, (ii) no Eurocurrency Borrowing denominated in a Foreign Currency may be continued if, after giving effect thereto, the aggregate Revolving Credit Exposures would exceed the aggregate Commitments, and (iii) a Eurocurrency Borrowing denominated in a Foreign Currency may not be converted to a Borrowing of a different Type.  The relevant Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans constituting such Borrowing, and the Loans constituting each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)           Notice of Elections.  To make an election pursuant to this Section, the relevant Borrower shall notify the Administrative Agent of such election (by telephone or irrevocable written notice in the case of a Borrowing denominated in Dollars to any Borrower or by irrevocable written notice (via an Interest Election Request in a form approved by the Administrative Agent and signed by such Borrower, or the Company on its behalf) in the case of a Borrowing denominated in a Foreign Currency) by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Syndicated Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a format approved by the Administrative Agent and signed by the Company.

(c)           Content of Interest Election Requests.  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)           the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);

(ii)          the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)         whether, in the case of a Borrowing denominated in Dollars, the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv)         if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period therefor after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d).

(d)           Notice by the Administrative Agent to the Lenders.  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)           Failure to Elect; Events of Default.  If any Borrower fails to deliver a timely and complete Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period therefor, then, unless such Borrowing is repaid as provided herein, (i) if such Borrowing is denominated in Dollars, at the end of such Interest Period such Borrowing shall be converted to a Syndicated ABR Borrowing, and (ii) if such Borrowing is denominated in a Foreign Currency, such Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (A) no outstanding Syndicated Borrowing denominated in Dollars may be converted to or continued as a Eurocurrency Borrowing, (B) unless repaid, each Eurocurrency Borrowing denominated in Dollars shall be converted to a Syndicated ABR Borrowing at end of the Interest Period therefor and (C) no outstanding Eurocurrency Borrowing denominated in a Foreign Currency may have an Interest Period of more than one month’s duration.

SECTION 2.08. Termination, Reduction and Increase of the Commitments.

(a)           Scheduled Termination.  Unless previously terminated, the Commitments shall terminate on the Commitment Termination Date.

(b)           Voluntary Termination or Reduction.  The Company may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is $2,000,000 or a larger multiple of $1,000,000 and (ii) the Company shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Syndicated Loans in accordance with Section 2.10, the total Revolving Credit Exposures would exceed the total Commitments.

(c)           Notice of Voluntary Termination or Reduction.  The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(d)           Effect of Termination or Reduction.  Any termination or reduction of the Commitments shall be permanent.

(e)           Increase of the Commitments.

(i)            Requests for Increase.  The Company may, at any time, propose that the total Commitments hereunder be increased (each such proposed increase being a “Commitment Increase”) by notice to the Administrative Agent, specifying each existing Lender (each an “Increasing Lender”) and/or each additional lender (each an “Assuming Lender”) that shall have agreed to an additional Commitment and the date on which such increase is to be effective (the “Commitment Increase Date”), which shall be a Business Day at least three Business Days after delivery of such notice and 30 days prior to the Commitment Termination Date; provided that (i) no Lender shall have any obligation hereunder to become an Increasing Lender and any election to do so shall be in the sole discretion of each Lender and (ii) no consent of any Lender (other than the Lenders participating in the increase) shall be required for any increase in Commitments pursuant to this Section 2.08(e)); providedfurther that:

(A)          the minimum amount of the Commitment of any Assuming Lender, and the minimum amount of the increase of the Commitment of any Increasing Lender, as part of such Commitment Increase shall be $5,000,000 or a larger multiple of $1,000,000;

(B)           immediately after giving effect to such Commitment Increase, the aggregate amount of Commitment Increases hereunder shall not exceed $50,000,000;

(C)           no Default shall have occurred and be continuing on such Commitment Increase Date or shall result from the proposed Commitment Increase; and

(D)           the representations and warranties contained in this Agreement shall be true and correct in all material respects on and as of the Commitment Increase Date as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date; provided that any representation or warranty qualified by materiality or Material Adverse Effect shall be true and correct in all respects).

(ii)           Effectiveness of Commitment Increase.  The Assuming Lender, if any, shall become a Lender hereunder as of such Commitment Increase Date and the Commitment of any Increasing Lender and such Assuming Lender shall be increased as of such Commitment Increase Date; provided that:

(x)            the Administrative Agent shall have received on or prior to 9:00 a.m., New York City time, on such Commitment Increase Date a certificate of a duly authorized officer of the Company stating that each of the applicable conditions to such Commitment Increase set forth in this paragraph (e) has been satisfied;

(y)           with respect to each Assuming Lender, the Administrative Agent shall have received, on or prior to 9:00 a.m., New York City time, on such Commitment Increase Date, an agreement, in form and substance satisfactory to the Company and the Administrative Agent, pursuant to which such Assuming Lender shall, effective as of such Commitment Increase Date, undertake a Commitment, duly executed by such Assuming Lender and the Company and acknowledged by the Administrative Agent; and

(z)           each Increasing Lender shall have delivered to the Administrative Agent, on or prior to 9:00 a.m., New York City time, on such Commitment Increase Date, confirmation in writing satisfactory to the Administrative Agent as to its increased Commitment, with a copy of such confirmation to the Company.

(iii)           Recordation into Register.  Upon its receipt of confirmation from a Lender that it is increasing its Commitment hereunder, together with the certificate referred to in clause (ii)(x) above, the Administrative Agent shall (A) record the information contained therein in the Register and (B) give prompt notice thereof to the Company.  Upon its receipt of an agreement referred to in clause (ii)(y) above executed by an Assuming Lender, together with the certificate referred to in clause (ii)(x) above, the Administrative Agent shall, if such agreement has been completed, accept such agreement, record the information contained therein in the Register and give prompt notice thereof to the Company.

(iv)           Adjustments of Borrowings upon Effectiveness of Increase.  In the event that the Administrative Agent shall have received notice from the Company as to any agreement with respect to a Commitment Increase on or prior to the relevant Commitment Increase Date and the actions provided for in clauses (ii)(x) through (ii)(z) above shall have occurred by 9:00 a.m., New York City time, on such Commitment Increase Date, the Administrative Agent shall notify the Lenders (including any Assuming Lenders) of the occurrence of such Commitment Increase Date promptly on such date by facsimile transmission or electronic messaging system.  On the date of such Commitment Increase, the Borrowers shall simultaneously (A) prepay the then outstanding Syndicated Loans (if any) in full held by the Lenders immediately prior or to giving effect to such Commitment Increase, (B) if any Borrower shall so request in accordance with the terms hereof, borrow new Syndicated Loans from all Lenders (including any Assuming Lenders) in an aggregate amount at least equal to such prepayment, so that, after giving effect thereto, the Syndicated Loans are held ratably by the Lenders in accordance with their respective Commitments (after giving effect to such Commitment Increase) and (C) pay to the Lenders the amounts, if any, payable under Section 2.15.  To the extent that on the date of such Commitment Increase any participations in Swingline Loans are outstanding under Section 2.04(c) or any Letters of Credit are outstanding under Section 2.05, the participations of the Lenders in such Swingline Loans and/or Letters of Credit shall be deemed re-allocated among the Lenders in accordance with their respective Commitments (after giving effect to such Commitment Increase).

SECTION 2.09. Repayment of Loans; Evidence of Debt.

(a)           Repayment.

(i)           Each Borrower hereby unconditionally promises to pay on the Commitment Termination Date to the Administrative Agent for account of the Lenders the outstanding principal amount of the Syndicated Loans made to such Borrower.

(ii)          The Company and the Swingline Subsidiary Borrower (as applicable) hereby unconditionally promise to pay (A) (in the case of Swingline Loans made to the Company) to the Swingline Lender the then unpaid principal amount of each Swingline Loan made by it on the earlier of the Commitment Termination Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made and (B) (in the case of Swingline Loans made to the Swingline Subsidiary Borrower) to the Swingline Lender on the earlier of the Commitment Termination Date and the last day of the Interest Period therefor.

(b)           Maintenance of Records by Lenders.  Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts and currency of principal and interest payable and paid to such Lender from time to time hereunder.

(c)           Maintenance of Records by the Administrative Agent.  The Administrative Agent shall maintain records in which it shall record (i) the amount and currency of each Loan made hereunder, the Class and Type thereof and each Interest Period therefor, (ii) the amount and currency of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount and currency of any sum received by the Administrative Agent hereunder for account of the Lenders and each Lender’s share thereof.

(d)           Effect of Entries.  The entries made in the records maintained pursuant to paragraph (b) or (c) of this Section shall be primafacie evidence of the existence and amounts of the obligation recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)           Promissory Notes.  Any Lender may request that Loans made by it to any Borrower be evidenced by a promissory note of such Borrower.  In such event, such Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10. Prepayment of Loans.

(a)           Optional Prepayments.  Each Borrower shall have the right, without premium or penalty (but subject to break funding payments required by Section 2.15), at any time and from time to time to prepay any Borrowing by such Borrower in whole or in part, subject to the requirements of this Section.

(b)           Mandatory Prepayments in respect of Currency Fluctuation.

(i)           Determination of Amount Outstanding.  On each Currency Valuation Date, the Administrative Agent shall determine the aggregate Revolving Credit Exposure (including the Dollar Equivalent of any portion thereof that is denominated in Foreign Currencies).  For the purpose of this determination, the outstanding principal amount of any Loan that is denominated in any Foreign Currency shall be deemed to be the Dollar Equivalent of the amount in the Foreign Currency of such Loan, determined as of the relevant Currency Valuation Date.  Upon making such determination, the Administrative Agent shall promptly notify the Lenders and the Company thereof.

(ii)           Prepayment.  If on the date of any determination,(i) other than as a result of fluctuations in currency exchange rates, (A) the sum of the aggregate principal Dollar Equivalent of all of the Revolving Credit Exposures (calculated, with respect to those Credit Events denominated in Foreign Currencies, as of the most recent Currency Valuation Date with respect to each such Credit Event) exceeds the Aggregate Commitment, (B) the sum of the aggregate principal Dollar Equivalent of all of the Revolving Credit Exposures in respect of extensions of credit hereunder that are denominated in Foreign Currencies (the “Foreign Currency Exposure”) (so calculated) exceeds the Foreign Currency Sublimit or (C) the sum of the aggregate principal Dollar Equivalent of all of the Revolving Credit Exposures in respect of extensions of credit hereunder to the Subsidiary Borrowers (the “Subsidiary Borrower Exposure”) (so calculated) exceeds the Subsidiary Borrower Sublimit or (ii) solely as a result of fluctuations in currency exchange rates, (A) the sum of the aggregate principal Dollar Equivalent of all of the Revolving Credit Exposures (so calculated) exceeds 105% of the Aggregate Commitment, (B) the Foreign Currency Exposure exceeds 105% of the Foreign Currency Sublimit or (C) the Subsidiary Borrower Exposure exceeds 105% of the Subsidiary Borrower Sublimit, the Company shall, and shall cause the Subsidiary Borrowers to, if requested by the Required Lenders (through the Administrative Agent), prepay the Syndicated Loans and Swingline Loans (and/or provide cover for LC Exposure as specified in Section 2.05(k)) in such amounts as shall be necessary so that after giving effect thereto (x) the aggregate Revolving Credit Exposure (so calculated) does not exceed the Commitments, (y) the Foreign Currency Exposure does not exceed the Foreign Currency Sublimit and (z) the Subsidiary Borrower Exposure does not exceed the Subsidiary Borrower Sublimit, as applicable.

Any prepayment pursuant to this paragraph shall be applied, first, to Swingline Loans outstanding, second, to Syndicated Loans outstanding and third, as cover for LC Exposure.

(c)           Notices, Etc.  The Company shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing in Dollars, by telephone (confirmed by telecopy) not later than 12:00 noon, Local Time, two Business Days before the date of prepayment, (ii) in the case of prepayment of a Eurocurrency Borrowing in a Foreign Currency, by telephone (confirmed by telecopy) not later than 12:00 noon, Local Time, three Business Days before the date of prepayment, (iii) in the case of prepayment of a Syndicated ABR Borrowing, by telephone (confirmed by telecopy) not later than 12:00 noon, Local Time, on the date of prepayment or (iv) (A) in the case of prepayment of a Swingline Loan made to the Company, by telephone (confirmed by telecopy) not later than 12:00 noon, Local Time and (B) in the case of prepayment of a Swingline Loan made to the Swingline Subsidiary Borrower, by irrevocable written notice not later than 11:00 a.m., Local Time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08.  Promptly following receipt of any such notice relating to a Syndicated Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment.  Each prepayment of a Syndicated Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.12 and (ii) break funding payments pursuant to Section 2.15.  If the relevant Borrower fails to make a timely selection of the Borrowing or Borrowings to be prepaid, such prepayment shall be applied, first, to pay any outstanding ABR Borrowings of such Borrower and, second, to other Borrowings of such Borrower in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid first).

SECTION 2.11. Fees.

(a)           Facility Fee.  The Company agrees to pay to the Administrative Agent for account of each Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including the Effective Date to but excluding the earlier of the date such Commitment terminates and the Commitment Termination Date.  Accrued facility fees shall be payable on each Quarterly Date and on the earlier of the date the Commitments terminate and the Commitment Termination Date, commencing on the first such date to occur after the date hereof.  All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)           Letter of Credit Fees.  Each Borrower that is an account party in respect of any Letter of Credit agrees to pay (i) to the Administrative Agent for account of each Lender a participation fee with respect to such Lender’s participations in each such Letter of Credit, which shall accrue at a rate per annum equal to the Applicable Rate applicable to interest on Eurocurrency Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Lender a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Lender’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including each Quarterly Date shall be payable on the third Business Day following such Quarterly Date, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand.  Any other fees payable to the Issuing Lender pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  Participation fees and fronting fees in respect of Letters of Credit denominated in Dollars shall be paid in Dollars, and participation fees and fronting fees in respect of Letters of Credit denominated in a Foreign Currency shall be paid in such Foreign Currency.

(c)           Administrative Agent Fees.  The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

(d)           Payment of Fees.  All fees payable hereunder shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent (or to the Issuing Lender, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders entitled thereto.  Fees paid shall not be refundable under any circumstances.

SECTION 2.12. Interest.

(a)           ABR Loans.  The Loans (other than Swingline Loans) constituting each ABR Borrowing (other than any Swingline Loan) shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.

(b)           Eurocurrency Loans.  The Loans (other than Swingline Loans) constituting each Eurocurrency Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period for such Borrowing plus the Applicable Rate.

(c)           Swingline Loans.  The Swingline Loans shall bear interest at a rate per annum equal to (i) the Alternate Base Rate plus the Applicable Rate, (ii) the Swingline Multicurrency Rate plus the Applicable Rate or (iii) the Money Market Rate, as applicable.

(d)           Default Interest.  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e)           Payment of Interest.  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Syndicated Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Syndicated ABR Loan prior to the Commitment Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Borrowing denominated in Dollars prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

(f)            Computation.  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and interest on all Loans denominated in Pounds Sterling shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13. Alternate Rate of Interest.  If prior to the commencement of the Interest Period for any Eurocurrency Borrowing (the currency of such Borrowing herein called the “Affected Currency”):

(a)           the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for the Affected Currency for such Interest Period; or

(b)           the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for the Affected Currency for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their respective Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Syndicated Borrowing to, or the continuation of any Syndicated Borrowing as, a Eurocurrency Borrowing denominated in the Affected Currency shall be ineffective and (A) if the Affected Currency is Dollars, such Syndicated Borrowing (unless prepaid) shall be continued as, or converted to, a Syndicated ABR Borrowing and (B) if the Affected Currency is a Foreign Currency, such Syndicated Borrowing shall be prepaid, (ii) if the Affected Currency is Dollars and any Borrowing Request requests a Eurocurrency Borrowing denominated in Dollars, such Borrowing shall be made as a Syndicated ABR Borrowing and (iii) if the Affected Currency is a Foreign Currency, any Borrowing Request that requests a Eurocurrency Borrowing denominated in the Affected Currency shall be ineffective.

SECTION 2.14. Increased Costs.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Lender;

(ii)          impose on any Lender or the Issuing Lender or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)         subject the Administrative Agent, any Lender the Issuing Lender or any other recipient of any payments to be made by or on account of any obligation of the Company or any Subsidiary Borrower hereunder or under any Loan Documents to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes, (B) Excluded Taxes, (C) Other Taxes or (D) Connection Income Taxes);

and the result of any of the foregoing shall be to increase the cost to such Person of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Person of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Person hereunder (whether of principal, interest or otherwise), by an amount which such Person deems in its sole discretion to be material, then, subject to the delivery of a certificate contemplated by paragraph (c) below, the Company will pay to such Person in Dollars, such additional amount or amounts as will compensate such Person for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender or the Issuing Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then, subject to the delivery of a certificate contemplated by paragraph (c) below, from time to time the Company will pay to such Lender or the Issuing Lender, as the case may be, in Dollars, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

(c)           Certificates from Lenders.  A certificate of a Lender or the Issuing Lender setting forth in reasonable detail the amount or amounts, in Dollars, necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error.  The Company shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within 20 days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs or reductions incurred more than 120 days prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor; providedfurther that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15. Break Funding Payments.  In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period therefor (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.10), (b) the conversion of any Eurocurrency Loan other than on the last day of an Interest Period therefor, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.10(c) and is revoked in accordance herewith) (other than as a result of Section 2.13), or (d) the assignment as a result of a request by the Company pursuant to Section 2.18(b) of any Eurocurrency Loan other than on the last day of an Interest Period therefor, then, in any such event, the Company shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurocurrency Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan denominated in the currency of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted LIBO Rate for such currency for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for deposits denominated in such currency from other banks in the eurocurrency market at the commencement of such period.  A certificate of any Lender setting forth in reasonable detail the basis for and calculation of any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error.  The Company shall pay such Lender the amount shown as due on any such certificate within 20 days after receipt thereof.

SECTION 2.16. Taxes.

(a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all such required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, each Lender or the Issuing Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           Payment of Other Taxes.  In addition, each Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Indemnification by the Borrowers.  Each Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Lender, within 20 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto; provided that upon the request, and at the sole expense of, any Borrower, the Administrative Agent, such Lender or the Issuing Lender, as the case may be, shall reasonably afford such Borrower the opportunity to contest (at such Borrower’s expense), and reasonably cooperate with such Borrower in contesting, the imposition of any Taxes giving rise to such amount; provided that (i) to the extent that any such Taxes are required by applicable law to be paid prior to commencing any such contest, such Borrower shall pay or reimburse such Taxes whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, (ii) such Borrower shall have confirmed in writing to such Person its obligation to pay such indemnity amounts pursuant to this Agreement, (iii) such Person shall have received at such Borrower’s sole expense an opinion, in a form reasonably satisfactory to such Person, of independent tax counsel selected by such Borrower and reasonably acceptable to such Person to the effect that there exists a reasonable basis for such contest, (iv) such Borrower shall reimburse such Person for its reasonable attorneys’ and accountants’ fees and disbursements incurred in so cooperating with such Borrower in so contesting and (v) nothing in this paragraph (c) shall be construed to require such Person to rearrange its tax affairs other than as it sees fit in its sole discretion or to disclose or provide its tax returns or other information it reasonably considers confidential or proprietary to any Person.  A certificate setting forth in reasonable detail the amount of such payment or liability delivered to the Company by a Lender or the Issuing Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error.

(d)           Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           U.S. Law Exemptions; Required Certificates.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Company or any Subsidiary Borrower that is a Domestic Subsidiary is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Company, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

Without limiting the foregoing, each Foreign Lender, with respect to Loans made to the Company or any Subsidiary Borrower that is a Domestic Subsidiary, or Letters of Credit issued for the account of the Company or any such Subsidiary Borrower, shall deliver to the Company and each such Subsidiary Borrower, with copies to the Administrative Agent, two copies of U.S. Internal Revenue Service Form W-8BEN, Form W-8IMY or Form W-8ECI (together with all underlying attachments), as applicable, or, in the case of a Foreign Lender claiming exemption from the withholding of U.S. federal income tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a certificate representing that such Foreign Lender is not (i) a “bank” for purposes of Section 881(c) of the Code, (ii) a ten-percent shareholder of the Company (within the meaning of Section 871(h)(3)(B) of the Code) or (iii) a controlled foreign corporation related to the Company (within the meaning of Section 864(d)(4) of the Code) (provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide such certificate on behalf of each such direct and indirect partner), and a Form W-8BEN or Form W-8IMY (together with all underlying attachments), as applicable, or any subsequent versions thereof or successors thereto, in all cases properly completed and duly executed by such Foreign Lender claiming complete exemption from, or a reduced rate of, withholding of U.S. federal income tax on all payments by or on account of any obligation of the Company or (if applicable) such Subsidiary Borrower under this Agreement or under any other Loan Document.  Such forms shall be delivered by each such Foreign Lender on or before the date it becomes a party to this Agreement.  In addition, each such Foreign Lender shall deliver such forms immediately prior to the obsolescence or invalidity of any form previously delivered by such Foreign Lender.  Each such Foreign Lender shall promptly notify the Company and (if applicable) such Subsidiary Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Person(s) to whom such certificate was previously delivered (or any other form of certification adopted by the U.S. taxing authorities for such purpose).

(f)           Foreign Subsidiary Borrower Exemptions; Required Certificates.  If the Administrative Agent or any Lender is entitled to an exemption from or reduction in the rate of the imposition, deduction or withholding of any Indemnified Tax or Other Tax under the laws of the jurisdiction in which any Subsidiary Borrower that is a Foreign Subsidiary is organized or engaged in business, or any treaty to which such jurisdiction is a party, with respect to payments by such Subsidiary Borrower under this Agreement or any other Loan Document, then the Administrative Agent or such Lender (as the case may be) shall deliver to such Subsidiary Borrower or the relevant Governmental Authority, in the manner and at the time or times prescribed by applicable law or as reasonably requested by the Company (at least 60 days prior to the due date required for submission thereof), such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Company as will permit such payments to be made without the imposition, deduction or withholding of such Indemnified Tax or Other Tax or at a reduced rate, provided that the Administrative Agent or such Lender is legally entitled to complete, execute and deliver such documentation and in its reasonable judgment such completion, execution or submission would not materially prejudice its commercial or legal position or require disclosure of information it considers confidential or proprietary.

(g)           Refunds.  If the Administrative Agent, a Lender or the Issuing Lender determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority, other than any such penalties, interest or other charges attributable to the gross negligence or willful misconduct of the Administrative Agent, such Lender or the Issuing Lender, as applicable) to the Administrative Agent, such Lender or the Issuing Lender in the event the Administrative Agent, such Lender or the Issuing Lender is required to repay such refund to such Governmental Authority.  This Section shall not be construed to require the Administrative Agent, any Lender or the Issuing Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential or proprietary) to any Borrower or any other Person.

(h)           Lender Indemnity.  Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes or Other Taxes, only to the extent that the Company has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Company to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with this Agreement or any Loan Documents and any reasonable expenses arising therefrom or with respect thereto, whether or not such amounts were correctly or legally imposed or asserted by the relevant Governmental Authority.  The indemnity under this Section 2.16(h) shall be paid within 20 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount so paid or payable by the Administrative Agent.  Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(i)           FATCA.  If a payment made to a Lender under this Agreement would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Administrative Agent and the Company, at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Agent or the Company, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Agent or the Company as may be necessary for the Administrative Agent, the Company and any Subsidiary Borrower that is a Domestic Subsidiary to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 2.17(i), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)           Payments by the Obligors.  Each Obligor shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or under Section 2.14, 2.15 or 2.16, or otherwise) or under any other Loan Document (except to the extent otherwise provided therein) prior to 12:00 noon, Local Time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at the Administrative Agent’s Account, except as otherwise expressly provided in the relevant Loan Document and except payments to be made directly to the Issuing Lender or the Swingline Lender as expressly provided herein and payments pursuant to Sections 2.14, 2.15, 2.16 and 10.03, which shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All amounts owing under this Agreement (including facility fees, payments required under Section 2.14, and payments required under Section 2.15 relating to any Loan denominated in Dollars, but not including principal of, and interest on, any Loan denominated in any Foreign Currency or payments relating to any such Loan required under Section 2.15, which are payable in such Foreign Currency) or under any other Loan Document (except to the extent otherwise provided therein) are payable in Dollars.  Notwithstanding the foregoing, if any Borrower shall fail to pay any principal of any Loan when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise) or shall fail to pay any reimbursement obligation in respect of any LC Disbursement when due, the unpaid portion of such Loan or reimbursement obligation shall, if such Loan or reimbursement obligation is not denominated in Dollars, automatically be redenominated in Dollars on the due date thereof (or, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such principal or reimbursement obligation shall be payable on demand; and if any Borrower shall fail to pay any interest on any Loan that is not denominated in Dollars or on any LC Disbursement made pursuant to a Letter of Credit that is not denominated in Dollars, such interest shall automatically be redenominated in Dollars on the due date therefor (or, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such interest shall be payable on demand.

(b)           Application of Insufficient Payments.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)           Pro Rata Treatment.  Except to the extent otherwise provided herein:  (i) each Syndicated Borrowing shall be made from the Lenders, each payment of facility fee under Section 2.11 shall be made for account of the Lenders, and each termination or reduction of the amount of the Commitments under Section 2.08 shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (ii) each Syndicated Borrowing shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments (in the case of the making of Syndicated Loans) or their respective Loans that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Syndicated Loans by any Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Syndicated Loans held by them; and (iv) each payment of interest on Syndicated Loans by any Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

(d)           Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Syndicated Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Syndicated Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon then due than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Syndicated Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Syndicated Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Obligor pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  Each Obligor consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Obligor rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Obligor in the amount of such participation.

(e)           Presumptions of Payment.  Unless the Administrative Agent shall have received notice from the relevant Borrower prior to the date on which any payment is due to the Administrative Agent for account of the Lenders or the Issuing Lender hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due.  In such event, if the relevant Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency).

(f)           Certain Deductions by the Administrative Agent.  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(e) or (f), 2.06(b), 2.17(e) or 10.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for account of such Lender and for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

(g)           Payments in Foreign Currencies by the Administrative Agent Generally.  With respect to the payment of any amount denominated in euros or in a National Currency, the Administrative Agent shall not be liable to the Borrowers or any of the Lenders in any way whatsoever for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid by the Administrative Agent if the Administrative Agent shall have taken all relevant steps to achieve, on the date required by this Agreement, the payment of such amount in immediately available, freely transferable, cleared funds (in euros or in such National Currency, as the case may be) to the account of any Lender in the Participating Member State which the relevant Borrower or such Lender, as the case may be, shall have specified for such purpose.  For the purposes of this paragraph, “all relevant steps” means all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as the Administrative Agent may from time to time determine for the purpose of clearing or settling payments in euros or such National Currency.

SECTION 2.18. Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office.  If any Lender requests compensation under Section 2.14, or if the Company is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Company hereby agrees to pay, within 20 days after written demand therefor, all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment; provided that such Lender shall use reasonable efforts to notify the Company in advance before incurring such cost or expense which such Lender deems to be material.

(b)           Replacement of Lenders.  If (i) any Lender requests compensation under Section 2.14, (ii) the Company is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.16, (iii) any Lender becomes a Defaulting Lender or (iv) any Lender refuses to consent to any amendment, modification or waiver of this Agreement or any other Loan Documents that pursuant hereto or thereto requires the consent of all of the Lenders (or all of the Lenders affected thereby), then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent (and, if a Commitment is being assigned, the Issuing Lender and the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

SECTION 2.19. Designation of Subsidiary Borrowers.

(a)           Designation of Subsidiary Borrowers.  Subject to the terms and conditions of this Section (including paragraph (b) of this Section), the Company may, at any time or from time to time upon not less than 10 Business Days’ notice to the Administrative Agent (or such other period which is acceptable to the Administrative Agent), request that a wholly-owned Subsidiary specified in such notice become a party to this Agreement as a Borrower; provided that each such designation shall be subject to the prior approval of the Administrative Agent and the Lenders (which approval shall not be unreasonably withheld; it being understood and agreed that no such approval shall be required for (i) a Dutch Subsidiary Borrower or (ii) a Subsidiary Borrower that is a Domestic Subsidiary).  The Administrative Agent shall upon receipt of such notice from the Company promptly notify each Lender of the Company’s designation.  Upon such approval and the satisfaction of the conditions specified in paragraph (b) of this Section, such Subsidiary shall become a party to this Agreement as a Borrower hereunder and shall be entitled to borrow Loans or request the issuance of Letters of Credit on and subject to the terms and conditions of this Agreement, and the Administrative Agent shall promptly notify the Lenders of such designation.

(b)           Conditions Precedent to Designation Effectiveness.  The designation by the Company of any wholly-owned Subsidiary as a Subsidiary Borrower hereunder shall not become effective until the date on which the Administrative Agent shall have received (for prompt distribution to the Lenders) each of the following documents (each of which shall be satisfactory to the Administrative Agent in form and substance):

(i)           Designation Letter.  A Subsidiary Borrower Designation Letter, duly completed and executed by the Company and the relevant Subsidiary, delivered to the Administrative Agent at least 5 Business Days before the date on which such Subsidiary is proposed to become a Subsidiary Borrower;

(ii)          Opinion of Counsel.  If requested by the Administrative Agent, a favorable written opinion (addressed to the Administrative Agent and the Lenders and appropriately dated) of counsel to such Subsidiary satisfactory to the Administrative Agent in the jurisdiction in which such Subsidiary is organized;

(iii)         Corporate Documents.  Such documents and certificates as the Administrative Agent may reasonably request (including certified copies of the organizational documents of such Subsidiary and of resolutions of its board of directors authorizing such Subsidiary becoming a Borrower hereunder, and of all documents evidencing all other necessary corporate or other action required with respect to such Subsidiary Borrower becoming party to this Agreement); and

(iv)        Other Documents.  Receipt of such other documents relating thereto as the Administrative Agent or its counsel may reasonably request, which may include other documents that are consistent with conditions for Subsidiary Borrowers set forth in Section 4.01.

(c)           Termination of Subsidiary Borrowers.  The Company may, at any time at which a Subsidiary Borrower shall not be an account party with respect to an outstanding Letter of Credit and which shall have no unpaid LC Disbursements or unpaid interest on any LC Disbursements and no Loans or any other amounts hereunder or under any other Loan Documents shall be outstanding to such Subsidiary Borrower, terminate such Subsidiary Borrower as a Borrower hereunder by delivering to the Administrative Agent an executed notice thereof (each a “Subsidiary Borrower Termination Letter”), substantially in the form of Exhibit F.  Any Subsidiary Borrower Termination Letter furnished hereunder shall be effective upon receipt thereof by the Administrative Agent (which shall promptly so notify the Lenders and the Issuing Lender), whereupon all commitments of the Issuing Lender to issue Letters of Credit for account of such Subsidiary Borrower and all commitments of the Lenders to make Loans to such Subsidiary Borrower and all of rights of such Subsidiary Borrower hereunder shall terminate and such Subsidiary Borrower shall immediately cease to be a Borrower hereunder.  Notwithstanding anything herein to the contrary, the delivery of a Subsidiary Borrower Termination Letter with respect to any Subsidiary Borrower shall not terminate (i) any obligation of such Subsidiary Borrower that remains unpaid at the time of such delivery (including any obligation arising thereafter in respect of such Subsidiary Borrower under Section 2.16) or (ii) the obligations of the Company under Article III with respect to any such unpaid obligations.

SECTION 2.20. Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)           fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.11(a);

(b)           the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.02); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender, or each Lender affected thereby;

(c)           if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)           all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;

(ii)          if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Lender only the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(k) for so long as such LC Exposure is outstanding;

(iii)         if the Company cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)        if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.11(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)          if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Lender until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d)           so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Company in accordance with Section 2.20(c), and participating interests in any such newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Lender, as the case may be, shall have entered into arrangements with the Company or such Lender, satisfactory to the Swingline Lender or the Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Company, the Swingline Lender and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

ARTICLE III

GUARANTEE

SECTION 3.01. The Guarantee.

(a)           The Company hereby guarantees to each Lender and the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Obligations of each Subsidiary Borrower (such Obligations being herein collectively called the “Company Guaranteed Obligations”).  The Company hereby further agrees that if any Subsidiary Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Company Guaranteed Obligations owing by such Subsidiary, the Company will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Company Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

(b)           The Subsidiary Guarantors hereby jointly and severally guarantee to each Lender and the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Obligations of each Borrower (other than such Subsidiary Guarantor) (such Obligations being herein collectively called the “Subsidiary Borrower Guaranteed Obligations” and, together with the Company Guaranteed Obligations, the “Guaranteed Obligations”).  The Subsidiary Guarantors hereby further jointly and severally agree that if any Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Subsidiary Borrower Guaranteed Obligations, the Subsidiary Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Subsidiary Borrower Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 3.02. Obligations Unconditional.  The obligations of the Guarantors under Section 3.01 are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of any Borrower under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, also to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section that the obligations of the Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances.  Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by applicable law, the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder, which shall remain absolute and unconditional as described above:

(i)           at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii)          any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(iii)         the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(iv)        any lien or security interest granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Guaranteed Obligations shall fail to be perfected.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Borrower under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

SECTION 3.03. Reinstatement.  The obligations of the Guarantors under this Article shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Guarantors jointly and severally agree that they will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

SECTION 3.04. Subrogation.  The Guarantors hereby jointly and severally agree that until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement they shall not exercise any right or remedy arising by reason of any performance by them of their guarantee in Section 3.01, whether by subrogation or otherwise, against any Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

SECTION 3.05. Remedies.  The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrowers under this Agreement may be declared to be forthwith due and payable as provided in Article VIII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VIII) for purposes of Section 3.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against any Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by any Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 3.01.

SECTION 3.06. Instrument for the Payment of Money.  Each Guarantor hereby acknowledges that the guarantee in this Article constitutes an instrument for the payment of money, and consents and agrees that any Lender or the Administrative Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring motions and/or actions under New York CPLR Section 3213.

SECTION 3.07. Continuing Guarantee.  The guarantee in this Article is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 3.08. Rights of Contribution.  The Subsidiary Guarantors hereby agree, as between themselves, that if any Subsidiary Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Subsidiary Guarantor of any Guaranteed Obligations, each other Subsidiary Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Subsidiary Guarantor’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations.  The payment obligation of a Subsidiary Guarantor to any Excess Funding Guarantor under this Section shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Subsidiary Guarantor under the other provisions of this Article and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.

For purposes of this Section, (i) “Excess Funding Guarantor” means, in respect of any Guaranteed Obligations, a Subsidiary Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations, (ii) “Excess Payment” means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations and (iii) “Pro Rata Share” means, for any Subsidiary Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all properties of such Subsidiary Guarantor (excluding any shares of stock of any other Subsidiary Guarantor) exceeds the amount of all the debts and liabilities of such Subsidiary Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Subsidiary Guarantor hereunder and any obligations of any other Subsidiary Guarantor that have been guaranteed by such Subsidiary Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of all of the Subsidiary Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Company and the Subsidiary Guarantors hereunder and under the other Loan Documents) of all of the Subsidiary Guarantors, determined (A) with respect to any Subsidiary Guarantor that is a party hereto on the Effective Date, as of the Effective Date, and (B) with respect to any other Subsidiary Guarantor, as of the date such Subsidiary Guarantor becomes a Subsidiary Guarantor hereunder.

SECTION 3.09. General Limitation on Guarantee Obligations.  In any action or proceeding involving any state corporate law, or any state or Federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 3.01 would otherwise, taking into account the provisions of Section 3.08, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 3.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, any Lender, the Administrative Agent or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Lenders that:

SECTION 4.01. Organization; Powers.  Each of the Company and its Subsidiaries (other than any Immaterial Subsidiary) (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except, in the case of clause (b) or (c) above, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.02. Authorization; Enforceability.  The Transactions are within each Obligor’s corporate powers and have been duly authorized by all necessary corporate and, if required, by all necessary shareholder action.  This Agreement has been duly executed and delivered by each Obligor and constitutes, and each of the other Loan Documents to which it is a party when executed and delivered by such Obligor will constitute, a legal, valid and binding obligation of such Obligor, enforceable against each Obligor in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 4.03. Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect and (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents, (b) will not violate any Requirement of Law applicable to the Company or any of its Subsidiaries (other than any Immaterial Subsidiaries), (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Company or any of its Subsidiaries (other than any Immaterial Subsidiaries) or assets, or give rise to a right thereunder to require any payment to be made by any such Person, and (d) except for the Liens created pursuant to the Security Documents, will not result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries.

SECTION 4.04.  Financial Condition; No Material Adverse Change.

(a)           Financial Condition.  The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders’ equity and cash flows as of and for the fiscal year ended December 31, 2010, reported on by BDO USA, LLP, independent public accountants.  Such financial statements present fairly, in all material respects, the financial condition and results of operations and cash flows of the Company and its Subsidiaries as of such date and for such period in accordance with GAAP.

(b)           No Material Adverse Change.  Since December 31, 2010, there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole.

SECTION 4.05. Properties.

(a)           Property Generally.  Each of the Company and its Subsidiaries (other than any Immaterial Subsidiary) has good title to, or valid leasehold interests in, all its real and personal property material to its business, subject only to Liens permitted by Section 7.02 and except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)           Intellectual Property.  Each of the Company and its Subsidiaries (other than any Immaterial Subsidiary) owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Company and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.06. Litigation and Environmental Matters.

(a)           Actions, Suits and Proceedings.  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the actions, suits and proceedings disclosed in Schedule 4.06(a)) or (ii) that involve this Agreement, any other Loan Document or the Transactions.

(b)           Environmental Matters.  Each of the Company and its Subsidiaries has obtained all environmental, health and safety permits, licenses and other authorizations required under all Environmental Laws to carry on its business as now being or as proposed to be conducted, except to the extent failure to have any such permit, license or authorization, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  Each of such permits, licenses and authorizations is in full force and effect and each of the Company and its Subsidiaries is in compliance with the terms and conditions thereof, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply therewith, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect (other than the matters disclosed in Schedule 4.06(b)).

(c)           Disclosed Matters.  Since the date hereof, there has been no change in the status of the actions, suits, proceedings and other matters disclosed in Schedules 4.06(a) and 4.06(b) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

SECTION 4.07. Compliance with Laws and Agreements.  Each of the Company and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

SECTION 4.08.  Investment Company Status.  Neither the Company nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 4.09.  Taxes.  Each of the Company and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.10. ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $40,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $40,000,000 the fair market value of the assets of all such underfunded Plans.

SECTION 4.11.  Disclosure.  The Company has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the reports, financial statements, certificates or other information furnished in writing by or on behalf of the Obligors to the Administrative Agent or the Lenders in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 4.12. Use of Credit.  Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock.

SECTION 4.13.  Subsidiaries.  Set forth in Schedule 4.13 is a complete and correct list of all of the Subsidiaries of the Company as of the date hereof, together with, for each Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding ownership interests in such Subsidiary and (iii) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests.  Except as disclosed in Schedule 4.13, (x) each of the Company and its Subsidiaries owns, free and clear of Liens (other than Liens created pursuant to the Security Documents and Permitted Encumbrances), and has the unencumbered right to vote, all outstanding ownership interests in each Subsidiary shown to be held by it in Schedule 4.13, (y) all of the issued and outstanding Capital Stock of each Subsidiary organized as a corporation is validly issued, fully paid and nonassessable and (z) there are no outstanding Equity Rights with respect to each such Subsidiary.

SECTION 4.14. Labor Matters.  There are no strikes or other labor disputes against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened, other than any thereof that (individually or in the aggregate) could not reasonably be expected to result in a Material Adverse Effect.  Hours worked by and payment made to employees of the Company and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law, regulation or order of any Governmental Authority dealing with such matters that (individually or in the aggregate) could reasonably be expected to result in a Material Adverse Effect.  All payments due from the Company or any of its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to result in a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Company or the relevant Subsidiary.

SECTION 4.15.  Representations and Warranties Affecting Certain Subsidiary Borrowers.  In the case of each Subsidiary Borrower that is a Foreign Subsidiary:  (a) no authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority are necessary for the execution, delivery or performance by such Subsidiary Borrower of the Subsidiary Borrower Designation Letter to which it is a party (if applicable), this Agreement or any other Loan Documents or for the validity or enforceability of any thereof or for the Borrowings (if any) by or other extensions of credit to such Subsidiary Borrower hereunder; (b) to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement against such Subsidiary Borrower, it is not necessary that this Agreement or any other document be filed or recorded with any Governmental Authority or that any stamp or similar tax be paid on or in respect of this Agreement, or any other document other than such filings and recordations that have already been made and such stamp or similar taxes that have already been paid; (c) each of this Agreement and the other Loan Documents to which such Subsidiary Borrower is a party is in proper legal form under the law of the jurisdiction of organization of each Subsidiary Borrower for the enforcement thereof against each Subsidiary Borrower, and all formalities required in the jurisdiction of organization of such Subsidiary Borrower for the validity and enforceability of this Agreement and such other Loans Documents (including any necessary registration, recording or filing with any court or other authority in such jurisdiction) have been accomplished, and no Indemnified Taxes or Other Taxes are required to be paid to such jurisdiction, or any political subdivision thereof or therein, and no notarization is required, for the validity and enforceability thereof; (d) such Subsidiary Borrower is subject to administrative civil and commercial law with respect to its obligations under the Loan Documents, and the execution, delivery and performance of the Loan Documents by such Subsidiary Borrower constitute private and commercial acts rather than public or governmental acts (to the extent that these concepts are applicable under the law of its jurisdiction of organization); and (e) under the laws of the jurisdiction in which such Subsidiary Borrower is located, such Subsidiary Borrower is not entitled to immunity on the ground of sovereignty or the like from the jurisdiction of any court or from any action, suit or proceeding, or the service of process in connection therewith, arising under the Loan Documents.

ARTICLE V

CONDITIONS

SECTION 5.01.  Effective Date.  The obligations of the Lenders to make Loans and of the Issuing Lender to issue Letters of Credit hereunder shall not become effective until the date on which the Administrative Agent shall have received each of the following documents, each of which shall be satisfactory to the Administrative Agent (and to the extent specified below, to each Lender) in form and substance (or such condition shall have been waived in accordance with Section 10.02):

(a)           Executed Counterparts.  From each party hereto a counterpart of this Agreement signed on behalf of such party.

(b)           Opinion of Counsel to the Obligors.  An opinion, addressed to the Administrative Agent and the Lenders and dated the Effective Date, of (i) William M. Haskel, General Counsel of the Company, substantially in the form of Exhibit D-1 and (ii) Simpson Thacher & Bartlett LLP, special New York counsel to the Obligors, substantially in the form of Exhibit D-2, in each case in form and substance satisfactory to the Administrative Agent and, in each case covering such other matters relating to the Company, the other Obligors, this Agreement or the Transactions as the Required Lenders shall reasonably request (and the Company hereby instructs such counsel to deliver such opinion to the Lenders and the Administrative Agent).

(c)           Corporate Documents.  Such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Obligor, the authorization of the Transactions and any other legal matters relating to the Obligors, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d)           Officer’s Certificate.  A certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Company, confirming compliance with the conditions set forth in the lettered clauses of the first sentence of Section 5.02.

(e)           Pledge Agreement.  A Pledge Agreement in respect of 66% of the capital stock of CBMX Bahamas, Inc., in substantially the form of Exhibit B, duly executed and delivered by the Company and the Administrative Agent, together with the certificate in respect of such capital stock accompanied by an undated stock power executed in blank.  In addition, the Company shall have taken such other action as the Administrative Agent shall have requested in order to perfect the security interests created pursuant to such Pledge Agreement.

(f)           Payoff Documentation.  The Administrative Agent shall have received evidence satisfactory to it that the Prior Credit Agreement shall have been terminated and cancelled and all indebtedness thereunder shall have been fully repaid (except to the extent being so repaid with the initial Syndicated Loans) and any and all liens thereunder shall have been terminated.

(g)           Other Documents.  Such other documents as the Administrative Agent or special New York counsel to JPMCB may reasonably request and as further described in the list of closing documents attached as Exhibit G.

The obligation of each Lender to make its initial extension of credit hereunder is also subject to the payment by the Company of such fees as the Company shall have agreed to pay to any Lender or the Administrative Agent in connection herewith, including the reasonable fees and expenses of Sidley Austin LLP, counsel to JPMCB, in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the extensions of credit hereunder (to the extent that statements for such fees and expenses have been delivered to the Company).  The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 5.02.  Each Credit Event.  The obligation of each Lender to make any Loan, and of the Issuing Lender to issue, amend, renew or extend any Letter of Credit, is additionally subject to the satisfaction of the following conditions:

(a)           each of the representations and warranties made by the Company in this Agreement, and by each Obligor in each of the other Loan Documents to which it is a party, shall be true and correct in all material respects (provided that any representation or warranty qualified by materiality or Material Adverse Effect shall be true and correct in all respects) on and as of the date of such Loan or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and

(b)           at the time of and immediately after giving effect to such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Company on the date thereof as to the matters specified in the preceding sentence.

ARTICLE VI

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all other amounts owing hereunder shall have been paid in full and all Letters of Credit shall have expired, terminated or been cash collateralized by an issuer, and on terms and conditions reasonably satisfactory to, the Administrative Agent and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:

SECTION 6.01.  Financial Statements and Other Information.  The Company will furnish to the Administrative Agent (and upon receipt thereof the Administrative Agent will promptly furnish to each Lender):

(a)           within 100 days after the end of each fiscal year of the Company, the audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all reported on by BDO USA, LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)           within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, the consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by a Financial Officer of the Company as presenting fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)           concurrently with any delivery of financial statements under clause (a) or (b) of this Section, a certificate of a Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 7.01, 7.02, 7.05, 7.09 and 7.10, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 4.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (iv) setting forth the name of any Subsidiary formed or acquired during the three-month period ending on the last day of the relevant fiscal quarter or fiscal year and its jurisdiction of organization;

(d)           concurrently with any delivery of financial statements under clause (a) of this Section, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e)           promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any of its Subsidiaries with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Company to its shareholders generally; and

(f)            promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any of its Subsidiaries, or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

Documents required to be delivered pursuant to clauses (a) and (b) of this Section 6.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System; provided that the Company shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the filing of any such documents and upon the request of the Administrative Agent provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies of the compliance certificates required by clause (c) of this Section 6.01 to the Administrative Agent.

SECTION 6.02.  Notices of Material Events.  The Company will furnish to the Administrative Agent (and upon receipt thereof the Administrative Agent will promptly furnish to each Lender) prompt written notice of the following:

(a)           the occurrence of any Default;

(b)           the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any of its Affiliates that, if adversely determined, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding $15,000,000;

(c)           the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding $15,000,000;

(d)           the assertion of any environmental matter by any Person against, or with respect to the activities of, the Company or any of its Subsidiaries and any violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations, other than any environmental matter or alleged violation that could not reasonably be expected to (either individually or in the aggregate) result in liability of the Company and its Subsidiaries in an aggregate amount exceeding $15,000,000; and

(e)           any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 6.03.  Existence; Conduct of Business.  The Company will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.03.

SECTION 6.04.  Payment of Obligations.  The Company will, and will cause each of its Subsidiaries to, pay its obligations, including tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.05.  Maintenance of Properties; Insurance.  The Company will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 6.06.  Books and Records; Inspection Rights.  The Company will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in accordance with GAAP and all Requirements of Law are made of all dealings and transactions in relation to its business and activities.  The Company will, and will cause each of its Subsidiaries to (i) not more than once per any fiscal quarter for any Lender or the Administrative Agent (unless any Event of Default shall have occurred and be continuing), permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and (if doing so shall be reasonably related to this Agreement) make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested and (ii) not more than once per any fiscal quarter (unless any Event of Default shall have occurred and be continuing), permit the Administrative Agent or any representatives designated by the Administrative Agent to conduct a comprehensive field audit of its books, records, properties and assets.

SECTION 6.07.  Compliance with Laws.  The Company will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority (including, without limitation, Environmental Laws) applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.08.  Use of Proceeds and Letters of Credit.  The proceeds of the Loans will be used for the general corporate purposes of the Company and its Subsidiaries (including acquisitions, Investments and Restricted Payments permitted pursuant to the terms hereunder), including to pay fees and expenses payable in connection herewith.  No part of the proceeds of any Loan and no Letters of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including, without limitation, Regulations T, U and X. Letters of Credit will be issued only for general corporate purposes of the Company and its Subsidiaries.

SECTION 6.09.  Certain Obligations Respecting Subsidiaries; Further Assurances.

(a)           Domestic Subsidiary Guarantors.  The Company will take such action, and will cause each of its Subsidiaries to take such action, from time to time as shall be necessary to ensure that all Domestic Subsidiaries of the Company (other than an Immaterial Domestic Subsidiary) are “Subsidiary Guarantors” hereunder.  Without limiting the generality of the foregoing, in the event that the Company or any of its Subsidiaries shall form or acquire any new Domestic Subsidiary (other than an Immaterial Domestic Subsidiary) after the Effective Date, the Company and its Subsidiaries will cause such new Domestic Subsidiary, promptly but in no event later than 45 days following the formation or acquisition of such new Domestic Subsidiary, to

(i)        become a “Subsidiary Guarantor” hereunder, pursuant to a Guarantee Assumption Agreement, and

(ii)       deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Obligor pursuant to Section 5.01 on the Effective Date or as the Administrative Agent shall have requested.

Notwithstanding anything herein to the contrary; (A) if at any time the aggregate assets or revenues of Domestic Subsidiaries that are not Subsidiary Guarantors hereunder exceed $20,000,000 (as determined (in the case of assets) as of the end of and (in the case of revenues) for the most recently completed fiscal quarter or fiscal year of the Company), the Company will cause one or more Domestic Subsidiaries that are not then Subsidiary Guarantors to become a Subsidiary Guarantor hereunder pursuant to this Section 6.09(a) so that such condition no longer exists, promptly but in no event later than 45 days following the delivery of the financial statements of the Company for such fiscal quarter or fiscal year and (B) if at any time any Domestic Subsidiary that is not a Subsidiary Guarantor hereunder shall no longer be an Immaterial Domestic Subsidiary (as determined (in the case of assets) as of the end of and (in the case of revenues) for the most recently completed fiscal quarter or fiscal year of the Company), the Company will cause such Domestic Subsidiary to become a Subsidiary Guarantor pursuant to this Section 6.09(a), promptly but in no event later than 45 days following the delivery of the financial statements of the Company for such fiscal quarter or fiscal year.

(b)           Foreign Subsidiaries.  The Company will take such action, and will cause each of its Domestic Subsidiaries to take such action, from time to time as shall be necessary to ensure that (i) 66% of the voting Capital Stock of any First-Tier Foreign Subsidiary (other than an Immaterial Foreign Subsidiary) and (ii) so long as the pledge thereof could not have any adverse tax consequences for the Company, 100% of all other Capital Stock of such Foreign Subsidiary shall be pledged in favor of the Administrative Agent (or a sub-agent thereof) for the benefit of the Lenders, pursuant to a Pledge Agreement.  Without limiting the generality of the foregoing, in the event that the Company or any of its Domestic Subsidiaries shall form or acquire any new First-Tier Foreign Subsidiary (other than an Immaterial Foreign Subsidiary) after the Effective Date, the Company will or cause such Domestic Subsidiary to, comply with the requirements of this Section 6.09(b) promptly but in no event later than 45 days following the formation or acquisition of such Foreign Subsidiary, and in that connection the Company or such Domestic Subsidiary, as the case may be, shall deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Obligor pursuant to Section 5.01 on the Effective Date or as the Administrative Agent shall have requested.  Notwithstanding anything herein to the contrary; (A) if at any time the aggregate assets or revenues of First-Tier Foreign Subsidiaries the shares of Capital Stock of which have not been pledged pursuant to this Agreement exceed $20,000,000 (as determined (in the case of assets) as of the end of and (in the case of revenues) for the most recently completed fiscal quarter or fiscal year of the Company), the Company will, or cause the relevant Domestic Subsidiary to, pledge the Capital Stock of one or more such First-Tier Foreign Subsidiaries pursuant to this Section 6.09(b) so that such condition no longer exists, promptly but in no event later than 45 days following the delivery of the financial statements of the Company for such fiscal quarter or fiscal year and (B) if at any time any First-Tier Foreign Subsidiary (the capital stock of which has not been pledged pursuant to this Agreement) shall no longer be an Immaterial Foreign Subsidiary (as determined (in the case of assets) as of the end of and (in the case of revenues) for the most recently completed fiscal quarter or fiscal year of the Company), the Company will, or cause the relevant Domestic Subsidiary to, comply with the requirements of this Section 6.09(b) with respect to the Capital Stock of such First-Tier Foreign Subsidiary, promptly but in no event later than 45 days following the delivery of the financial statements of the Company for such fiscal quarter or fiscal year.

(c)           Further Assurances.  The Company will, and will cause each of its Subsidiaries to, take such action from time to time as shall reasonably be requested by the Administrative Agent to effectuate the purposes and objectives of this Agreement.

ARTICLE VII

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all other amounts owing hereunder have been paid in full and all Letters of Credit have expired, terminated or been cash collateralized by an issuer, and on terms and conditions reasonably satisfactory to, the Administrative Agent and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:

SECTION 7.01.  Indebtedness.  The Company will not, nor will it permit any of its Subsidiaries to create, incur, assume or permit to exist any Indebtedness, except:

(a)           Indebtedness created hereunder and under the other Loan Documents;

(b)           Indebtedness existing on the date hereof and listed in Schedule 7.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(c)           Indebtedness of the Company owing to any Subsidiary or of any Subsidiary owing to the Company or another Subsidiary;

(d)           Guarantees by the Company or any Subsidiary of Indebtedness of the Company or any other Subsidiary;

(e)           Indebtedness of any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $25,000,000 at any time outstanding;

(f)            Indebtedness of any Person that becomes a Subsidiary after the date hereof and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary;

(g)           Indebtedness of the Company or any Subsidiary as an account party or applicant in respect of letters of credit in an aggregate face amount not exceeding $10,000,000 (or its equivalent in other currencies) at any time outstanding;

(h)           Priority Indebtedness not exceeding $15,000,000 in the aggregate at any time outstanding;

(i)            Indebtedness under Hedging Agreements entered into by the Company or any Subsidiary Borrower in the ordinary course of business and not for speculative purposes; and

(j)            other unsecured Indebtedness not exceeding $5,000,000 in the aggregate at any time outstanding.

SECTION 7.02.  Liens.  The Company will not, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)           Liens created hereunder or under any of the other Loan Documents;

(b)           Permitted Encumbrances;

(c)           Liens existing on the date hereof and listed in Schedule 7.02, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount secured thereby, provided that (i) no such Lien shall extend to any other property or asset of the Company or any of its Subsidiaries and (ii) any such Lien shall secure only those obligations which it secures on the date hereof;

(d)           any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(e)           Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (i) such security interests secure (x) Indebtedness of the Company permitted by Section 7.09(b) and (y) Indebtedness of the Subsidiaries permitted by clause (e) of Section 7.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Company or any Subsidiary;

(f)            Liens securing Priority Indebtedness permitted under Section 7.01(h);

(g)           Liens securing obligations under Hedging Agreements referred to in Section 7.01(i); and

(h)           Liens incurred by the Company or any of its Subsidiaries, in addition to Liens incurred under the foregoing clauses (a) through (g) of this Section, provided that neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the property subject thereto shall exceed (as to the Company and all Subsidiaries) $5,000,000 at any time outstanding.

SECTION 7.03.  Mergers, Consolidations, etc. The Company will not, nor will it permit any of its Subsidiaries to, merge or consolidate or amalgamate with any other Person, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) or take any other action having a similar effect, except:

(i)        any Subsidiary may merge into the Company in a transaction in which the Company is the surviving corporation;

(ii)       any Subsidiary may merge into another Subsidiary;

(iii)      any Subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and not materially disadvantageous to the Lenders; and

(iv)      the Company may merge with any Person (other than a Subsidiary) in a transaction in which the Company is the surviving corporation; provided that (A) prior to the consummation of any such merger, the Company has provided the Administrative Agent with pro forma financial statements demonstrating compliance by the Company with Section 7.09, together with a certificate of the chief financial officer of the Company certifying compliance by the Company therewith after giving effect to such merger, and the other requirements of this Section and (B) both immediately prior to such merger and after giving effect thereto, no Default shall have occurred and be continuing.

SECTION 7.04.  Disposition of Assets.  The Company will not, nor will it permit any of its Subsidiaries to, make any Disposition, except:

(a)           sales of inventory in the ordinary course of business upon customary credit terms;

(b)           any Disposition of scrap or obsolete property, materials or equipment;

(c)           any Disposition of property of any Subsidiary to the Company or any other Subsidiary; and

(d)           Dispositions of property having an aggregate book value (disregarding any write-downs of such book value other than ordinary depreciation and amortization) not exceeding $20,000,000, provided that, both immediately before such transaction and after giving effect thereto, no Default shall have occurred and be continuing.

SECTION 7.05.  Investments and Acquisitions.  (b) The Company will not, nor will it permit any of its Subsidiaries to, make any Investments, except:

(i)        extensions of trade credit made in the ordinary course of business on customary credit terms and commission, travel and similar advances (having a tenor not exceeding 365 days) made to its officers and employees in the ordinary course of business;

(ii)       Investments outstanding on the date hereof and listed in Schedule 7.05;

(iii)      operating deposit accounts with banks;

(iv)      Investments in cash and Permitted Investments;

(v)       Investments by the Company and its Subsidiaries in the Company and its Subsidiaries or in respect of Indebtedness or other obligations of the Company or any Subsidiary (including, without limitation, Subsidiaries formed or organized after the date hereof);

(vi)      Investments consisting of Indebtedness permitted under Section 7.01(c) or (d) or Indebtedness related to Letters of Credit;

(vii)     Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Company or any of its Subsidiaries is exposed in the conduct of its business or the management of its liabilities;

(viii)    Investments in Capital Stock of the Company which is held by the Company as treasury stock and is restored to unissued status or is eliminated from authorized shares, or options in respect thereof;

(ix)       Investments constituting capital expenditures;

(x)        Investments consisting of security deposits with utilities and other like Persons, and Investments in respect of Guarantees of, or contingent obligations with respect to, indemnification and contribution agreements, “take or pay” or similar agreements, surety and appeal bonds, performance bonds and other obligations of a like nature and contracts for the purchase or use of equipment, inventory and supplies required by the Company and its Subsidiaries, in each case made in the ordinary course of business or in connection with other transactions permitted hereunder;

(xi)       accommodation guarantees for the benefit of trade creditors of the Company or any of its Subsidiaries in the ordinary course of business;

(xii)      Guarantees of collectibility in respect of accounts receivable or notes receivable up to face value;

(xiii)     Investments in connection with any Acquisition (subject to compliance with the requirements of Section 7.05(b)) or any Disposition (subject to compliance with the requirements of Section 7.04);

(xiv)    Indebtedness of any Person which is the purchaser in connection with any Disposition permitted hereunder that is issued to the Company or any Subsidiary as consideration in whole or in part in respect of the purchase price thereof; and

(xv)     Investments in any Person (including Capital Stock or any debt securities convertible into Capital Stock) that is not, and as a result of such Investment does not become, a Subsidiary in an aggregate amount not exceeding $15,000,000 (or the equivalent thereof in any other currency).

(b)           The Company will not, nor will it permit any of its Subsidiaries to, make any Acquisition with respect to which the Purchase Price paid by the Company and its Subsidiaries exceeds $25,000,000 (or the equivalent thereof in any other currency), unless (i)  such Acquisition, if the Acquired Entity is a publicly held corporation, shall have been approved by the board of directors (or similar body) of such Acquired Entity, (ii) after giving effect to any such Acquisition of Capital Stock, the Acquired Entity becomes a direct or indirect Subsidiary of the Company, (iii) both immediately prior to such Acquisition and after giving effect thereto, no Default shall have occurred and be continuing, and (iv) not less than three Business Days prior to the consummation of such Acquisition, the Company has furnished to the Administrative Agent (x) pro forma financial statements demonstrating compliance with Section 7.09 after giving effect to such Acquisition and (y) a certificate of the chief financial officer of the Company certifying compliance with this Section 7.05(b), after giving effect to such Acquisition.

SECTION 7.06.  Restricted Payments.  The Company will not, nor will it permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment; provided that:

(a)           the Company may declare and pay dividends with respect to its Capital Stock payable solely in additional shares of its Capital Stock; and

(b)           the Company may make, pay, declare or authorize any other Restricted Payment if, both immediately before and after giving effect (including giving effect on a pro forma basis) to such Restricted Payment, (i) no Default shall have occurred and be continuing and (ii) the Leverage Ratio shall not exceed 2.75 to 1.00.

Nothing herein shall be deemed to prohibit the making of any Restricted Payment by any Subsidiary to the Company or to any of its shareholders.

SECTION 7.07.  Transactions with Affiliates.  The Company will not, nor will it permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Company and its Subsidiaries not involving any other Affiliate and (c) any Restricted Payment permitted by Section 7.06.

SECTION 7.08.  Restrictive Agreements.  The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other consensual arrangement that prohibits, restricts or imposes any condition upon the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its Capital Stock or to make or repay loans or advances to the Company or any other Subsidiary or to guarantee Indebtedness of the Company or any other Subsidiary; provided that the foregoing shall not apply to (a) restrictions and conditions imposed by law (including any Requirement of Law) or by this Agreement, (b) restrictions and conditions existing on the date hereof and identified in Schedule 7.08 (and any extension or renewal of, or any amendment or modification to, any such restriction or condition that does not expand in any material respect the scope thereof) and (c) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder.

SECTION 7.09.  Certain Financial Covenants.

(a)           Interest Coverage Ratio.  The Company will not permit the Interest Coverage Ratio to be less than 3.00 to 1.00 at any time.

(b)           Leverage Ratio.  The Company will not permit the Leverage Ratio to be greater than 3.50 to 1.00 at any time.

SECTION 7.10.  Sale and Leaseback Transactions.  The Company will not, nor will it permit any of its Subsidiaries to, become or remain liable in any way, whether directly or by assignment or as a guarantor or other contingent obligor, for the obligations of the lessee or user under any lease or contract for the use of any real or personal property if such property was owned by the Company or any of its Subsidiaries for more than 90 days prior to the date such Person became liable for such obligation and has been or is to be sold or transferred to any other Person and was, is or will be used by the Company or any such Subsidiary for substantially the same purpose as such property was used by the Company or such Subsidiary prior to such sale or transfer or to enter into any Synthetic Lease, except to the extent any such transaction is permitted under Section 7.01(h).

ARTICLE VIII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a)           any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)           any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five or more Business Days;

(c)           any representation or warranty made or deemed made by or on behalf of any Obligor in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall prove to have been incorrect in any material respect when made or deemed made or furnished;

(d)           the Company shall fail to observe or perform any covenant, condition or agreement contained in Section 6.02(a), 6.03 (with respect to the Company’s existence) or 6.08 (other than the second sentence thereof) or in Article VII; or any Guarantor shall default in the performance of any of its obligations contained herein; or the Company shall fail to observe or perform any covenant, condition or agreement contained in Section 6.09(a) or Section 6.09(b) and such failure shall continue unremedied for a period of 15 or more days;

(e)           any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document and such failure shall continue unremedied for a period of 30 or more days after written notice thereof from the Administrative Agent (given at the request of any Lender) to the Company;

(f)            the Company or any of its Subsidiaries (other than any Immaterial Subsidiary) shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after taking into account any applicable grace period);

(g)           any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after taking into account any applicable grace period) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any of its Subsidiaries (other than any Immaterial Subsidiary) or its debts, or of all or a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any such Subsidiary or for all or a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)            the Company or any of its Subsidiaries (other than any Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any such Subsidiary or for all or a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)            the Company or any of its Subsidiaries (other than any Immaterial Subsidiary) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)           one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 shall be rendered against the Company or any of its Subsidiaries (to the extent not paid or covered by insurance provided by an unaffiliated creditworthy insurer not disputing coverage) or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which such judgment shall not be effectively bonded or stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any of its Subsidiaries to enforce any such judgment;

(l)            an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding $20,000,000;

(m)           a Change in Control shall occur; or

(n)           any Lien created by the Security Documents shall at any time not constitute a valid and perfected Lien on the collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required herein or therein) in favor of the Administrative Agent and for the benefit of the Lenders, free and clear of all other Liens (other than Permitted Encumbrances) or, except for expiration in accordance with its terms, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability of any Loan Document shall be contested by any Obligor party thereto;

then, and in every such event (other than an event with respect to any Obligor described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Obligors accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor; and in case of any event with respect to any Obligor described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations of the Obligors accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Each of the Lenders and the Issuing Lender hereby irrevocably appoints the Administrative Agent as its agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  Without limiting the foregoing, each Lender hereby authorizes and directs the Administrative Agent to execute and deliver the Pledge Agreements (and/or any amendments thereto) contemplated by Section 5.01(e) and, if applicable, Section 6.09(b) and/or to take such other steps with respect to the pledge of Capital Stock of any Foreign Subsidiary thereunder as the Administrative Agent shall reasonably determine (and the Lenders hereby approve and ratify the terms of each such Pledge Agreement).

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders, and (c) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or, to the extent required by this Agreement, all of the Lenders) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article V or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for an Obligor), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent (and which may include any of its Affiliates and, without limiting the foregoing, it is agreed that as of the date hereof (and until such appointment may be revoked by the Administrative Agent) J.P. Morgan Europe Limited will act for the purposes of performing certain administrative functions with respect to extensions of credit hereunder to be made in currencies other than Dollars).  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

The Administrative Agent may resign at any time by notifying the Lenders, the Issuing Lender and the Company.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent’s resignation shall nonetheless become effective and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and (2) the Required Lenders shall perform the duties of the Administrative Agent (and all payments and communications provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly) until such time as the Required Lenders appoint a successor agent as provided for above in this paragraph.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Except as otherwise provided in Section 10.02(b) with respect to this Agreement, the Administrative Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Loan Documents, provided that, without the prior consent of each Lender, the Administrative Agent shall not, and shall not consent to any modification, supplement or waiver of any of the Security Documents to, except as provided herein or in the Security Documents, release all or substantially all of the collateral or otherwise terminate all or substantially all of the Liens under any Security Document providing for collateral security, except that no such consent shall be required, and the Administrative Agent is hereby authorized, to (or to consent to, as the case may be) release any Lien covering property that is the subject of either a disposition of property permitted hereunder or a disposition to which the Required Lenders have consented and provided, further, that no such consent shall be required for any amendment or modification to any Security Document as contemplated by the last sentence of the first paragraph of this Article.

Notwithstanding anything herein to the contrary, the Joint Lead Arrangers and Joint Bookrunners, the Co-Syndication Agents and the Co-Documentation Agents named on the cover page of this Agreement shall not have any duties or liabilities under this Agreement or the other Loan Documents, except in their respective capacity (if any) as a Lender.

ARTICLE X

MISCELLANEOUS

SECTION 10.01. Notices.  (c) Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)        if to the Company or any Subsidiary Guarantor, to it at One Meadowlands Plaza, East Rutherford, New Jersey 07073, Attention of Chief Financial Officer (Telecopy No. (201) 804-9852; Telephone No. (201) 804-3000);

(ii)       if to the Administrative Agent, (A) in the case of Borrowings denominated in Dollars, to JPMorgan Chase Bank, N.A., 10 South Dearborn, 7th Floor, Chicago, Illinois 60603, Attention of Darren Cunningham (Telephone No. (312) 385-7080; Telecopy No. (888) 292-9533) and (B) in the case of Borrowings denominated in Foreign Currencies, to J.P. Morgan Europe Limited, 125 London Wall, Floor 09, London EC2Y 5AJ, United Kingdom, Attention of Manager Loan Agency (Telecopy No. 44 207 777 2360), and in each case with a copy to JPMorgan Chase Bank, N.A., 277 Park Avenue, 22nd Floor, New York, New York 10172, Attention of Devin T. Roccisano (Telephone No. (212) 622-8851; Telecopy No. (646) 534-3081);

(iii)      if to the Issuing Lender, to it at JPMorgan Chase Bank, N.A., 10 South Dearborn, 7th Floor, Chicago, Illinois 60603, Attention of Jetuan Anderson (Telephone No. (312) 732-2473); Telecopy No. (312) 732-2729);

(iv)      if to the Swingline Lender, to it at JPMorgan Chase Bank, N.A., 10 South Dearborn, 7th Floor, Chicago, Illinois 60603, Attention of Darren Cunningham (Telephone No. (312) 385-7080; Telecopy No. (888) 292-9533); and

(v)       if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)           Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)           Change of Address, Etc.  Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to the Company and the Administrative Agent).  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 10.02.Waivers; Amendments.

(a)           No Deemed Waivers; Remedies Cumulative.  No failure or delay by the Administrative Agent, the Issuing Lender, any Lender or any Obligor in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Lender, the Lenders or any Obligor hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by any Obligor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Lender may have had notice or knowledge of such Default at the time.

(b)           Amendments.  Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Required Lenders or by the Company and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall

(i)        increase the Commitment of any Lender without the written consent of such Lender,

(ii)       reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby,

(iii)      postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby,

(iv)      change Section 2.17(c) without the consent of each Lender affected thereby,

(v)       change any of the provisions of this Section or the percentage in the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, or

(vi)      release the Company from its guarantee obligations under Article III, release all or substantially all of the Subsidiary Guarantors from their guarantee obligations under Article III or release all or substantially all of the collateral, in each case without the written consent of each Lender;

provided further that (x) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Lender or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Lender or the Swingline Lender, as the case may be, and (y) any modification or supplement of Article III shall require the consent of each Subsidiary Guarantor.

(c)           Additional Credit Facilities.  Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers to each relevant Loan Document (x) to add one or more credit facilities to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Syndicated Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders.

(d)           Ambiguity or Mistake.  Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrowers only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

SECTION 10.03. Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses.  The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the Internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Lender or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Lender or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including in connection with any workout, restructuring or negotiations in respect thereof and (iv) all reasonable costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein.

(b)           Indemnification by the Company.  The Company shall indemnify the Administrative Agent, the Issuing Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory whether brought by a third party or by the Company or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided that (x) such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee and (y) such indemnity shall not apply to Taxes, which shall governed exclusively by Section 2.16.

(c)           Reimbursement by Lenders.  To the extent that the Company fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Lender or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Lender or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Lender or the Swingline Lender in its capacity as such.

(d)           Waiver of Consequential Damages, Etc.  To the extent permitted by applicable law, no Obligor shall assert, and each Obligor hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), or (ii), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)           Payments.  All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 10.04. Successors and Assigns.

(a)           Assignments Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Obligor without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in paragraph (e) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent in each case not to be unreasonably withheld) of (x) the Company (provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof), provided, further, that no consent of the Company shall be required (i) for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or (ii) if an Event of Default under clause (a), (b), (h) or (i) of Article VIII has occurred and is continuing, for an assignment to any other Person and (y) the Administrative Agent, the Issuing Lender and the Swingline Lender, provided that assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender or a Lender Affiliate or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consent (provided that no such consent of the Company shall be required if an Event of Default under clause (a), (b), (h) or (i) of Article VIII has occurred and is continuing),

(B)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement,

(C)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500,

(D)           the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(E)           other than assignments to an existing Lender, assignments to Lenders that will acquire a position of the Obligations of a Dutch Subsidiary Borrower shall be at least €50,000 (or its equivalent in another currency) or any other amount that will from time to time be applicable under section 3(2) under a and/or b of the Dutch Decree on Definitions Wft (Besluit definitiebepalingen Wft), or, if it is less, such new Lender (as the case may be) shall confirm in writing to such Dutch Subsidiary Borrower that it is a professional market party within the meaning of the FSA.

Upon acceptance and recording pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 10.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.  The Company shall not be liable for any costs or expenses of any Lender in effecting any assignment under this Section.

Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose vehicle (an “SPV”) of such Granting Lender, identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Company, the option to provide to any Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to such Borrower pursuant to Section 2.01, provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan, (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) any Borrower may bring any proceeding against either the Granting Lender or the SPV in order to enforce any rights of such Borrower under any of the Loan Documents.  The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by the Granting Lender.  Each party hereto hereby agrees that no SPV shall be liable for any payment under this Agreement for which a Lender would otherwise be liable, for so long as, and to the extent, the related Granting Lender makes such payment.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof arising out of any claim against such SPV under this Agreement.  In addition, notwithstanding anything to the contrary contained in this Section, any SPV may with notice to, but without the prior written consent of, the Company or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to its Granting Lender or to any financial institutions (consented to by the Company and the Administrative Agent, which consent, in each case, shall not be unreasonably withheld) providing liquidity and/or credit support (if any) with respect to commercial paper issued by such SPV to fund such Loans and such SPV may disclose, on a confidential basis, confidential information with respect to the Company and its Subsidiaries to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit liquidity enhancement to such SPV.  This paragraph may not be amended without the consent of any SPV at the time holding Loans under this Agreement.

(c)           Maintenance of Register by the Administrative Agent.  The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices in New York City a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Effectiveness of Assignments.  Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(e) or (f), 2.06(b), 2.17(e) or 10.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Acceptance and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e)           Participations.  Any Lender may, without the consent of the Company, the Administrative Agent, the Issuing Lender or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant.  Subject to paragraph (f) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section (it being understood that the documentation required under Section 2.16 shall be delivered to the participating Lender).  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in the obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such interest is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  The Borrowers shall not be liable for any costs or expenses of any Lender in effecting any participation under this Section.

(f)           Limitations on Rights of Participants.  A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent.  A Participant shall not be entitled to the benefits of Section 2.16 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.16(e) and (f) as though it were a Lender.

(g)           Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(h)           No Assignments to the Obligors or Affiliates.  Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan or LC Exposure held by it hereunder to the Company or any of its Affiliates or Subsidiaries without the prior consent of each Lender.

SECTION 10.05. Survival.  All covenants, agreements, representations and warranties made by the Obligors herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.14, 2.15, 2.16, 3.03, 10.03, 10.11 and 10.13 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.06. Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page to this Agreement by telecopy or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07. Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08. Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Obligor against any of and all the Obligations of any Obligor now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such Obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.  Each Lender agrees to notify the Company and the Administrative Agent as promptly as practicable after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

SECTION 10.09. Governing Law; Jurisdiction; Etc.

(a)           Governing Law.  This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)           Submission to Jurisdiction.  Each Obligor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other mariner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Lender or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Obligor or its properties in the courts of any jurisdiction.

(c)           Waiver of Venue.  Each Obligor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Appointment of Agent for Service of Process.  Each Subsidiary Borrower irrevocably designates and appoints the Company as its authorized agent, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in Section 10.09(b) in any federal or New York State court sitting in New York City.  The Company hereby agrees to accept such appointment by each Subsidiary Borrower party hereto from time to time and to give such Subsidiary Borrower prompt notice upon receipt of, and to forward promptly to such Subsidiary Borrower, all papers served upon the Company pursuant to such appointment.  Said designation and appointment shall be irrevocable by each such Subsidiary Borrower until all Loans, all reimbursement obligations, interest thereon and all other amounts payable by such Subsidiary Borrower hereunder and under the other Loan Documents shall have been paid in full in accordance with the provisions hereof and thereof and such Subsidiary Borrower shall have been terminated as a Borrower hereunder pursuant to Section 2.19.  If the Company shall cease so to act as such agent, each such Subsidiary Borrower covenants and agrees to notify the Administrative Agent promptly thereof and to designate irrevocably and appoint without delay another such agent satisfactory to the Administrative Agent and to deliver promptly to the Administrative Agent evidence in writing of such other agent’s acceptance of such appointment.

(e)           Service of Process.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 10.10. WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11. Judgment Currency.  This is an international loan transaction in which the specification of Dollars or any Foreign Currency, as the case may be (the “Specified  Currency”), and payment in New York City or the country of the Specified Currency, as the case may be (the “Specified Place”), is of the essence, and the Specified Currency shall be the currency of account in all events relating to Loans denominated in the Specified Currency.  The payment obligations of each Obligor under this Agreement shall not be discharged or satisfied by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and transfer to the Specified Place under normal banking procedures does not yield the amount of the Specified Currency at the Specified Place due hereunder.  If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Specified Currency into another currency (the “Second Currency”), the rate of exchange that shall be applied shall be the rate at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with the Second Currency on the Business Day next preceding the day on which such judgment is rendered.  The obligation of each Obligor in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under any other Loan Document (in this Section called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the Second Currency such Entitled Person may in accordance with normal banking procedures purchase and transfer to the Specified Place the Specified Currency with the amount of the Second Currency so adjudged to be due; and each Obligor hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the Specified Currency, the amount (if any) by which the sum originally due to such Entitled Person in the Specified Currency hereunder exceeds the amount of the Specified Currency so purchased and transferred.

SECTION 10.12. Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.13. Treatment of Certain Information; Confidentiality.

(a)           Treatment of Certain Information.  The Borrowers acknowledge that from time to time the Administrative Agent or any Lender, in connection with the performance of its duties or the exercise of its rights relating to this Agreement, may employ the services of one or more subsidiaries or affiliates of the Administrative Agent or such Lender, as the case may be, and the Company hereby authorizes each Lender to share any information delivered to such Lender by the Company and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of paragraph (b) of this Section as if it were a Lender hereunder.  Such authorization shall survive the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

(b)           Confidentiality.  Each of the Administrative Agent, the Issuing Lender and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors reasonably necessary in connection with this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and will be provided to such Person upon the understanding that such Information will be kept confidential), (ii) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement in writing containing provisions substantially the same as those of this paragraph and for the benefit of the Company, to (a) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (b) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their respective obligations, (vii) with the consent of the Company or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this paragraph or (B) becomes available to the Administrative Agent, the Issuing Lender or any Lender on a nonconfidential basis from a source other than an Obligor not known by such Person to be in breach of a confidentiality agreement; provided that each Lender shall, unless prohibited by any Requirement of Law and except in the normal course of bank examinations, use reasonable efforts to notify the Company of any request or requirement for disclosure of Information under clause (ii) or (iii) above prior to such disclosure.  For the purposes of this paragraph, “Information” means all information received from or on behalf of any Obligor relating to the Company or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, the Issuing Lender or any Lender on a nonconfidential basis prior to disclosure by or on behalf of an Obligor.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 10.14. USA PATRIOT Act.  Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), such Lender may be required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with said Act.

SECTION 10.15. Waiver of Immunity.  To the extent that any Subsidiary Borrower that is a Foreign Subsidiary may be or become entitled to claim for itself or its property any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), such Subsidiary Borrower hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement.

SECTION 10.16. Appointment of Company as Agent.  Each Subsidiary Borrower designated as a “Borrower” pursuant to Section 2.19, by its acknowledgment to the Subsidiary Borrower Designation Letter relating to such Subsidiary Borrower, as applicable:

(a)           appoints and authorizes the Company for the purposes of (i) signing documents deliverable by or on behalf of such Subsidiary Borrower hereunder or under any other Loan Document, (ii) providing notices to or making requests of the Administrative Agent, the Issuing Lender or any Lender on behalf of such Subsidiary Borrower, (iii) receiving notices and documents from the Administrative Agent, any Issuing Lender or any Lender on behalf of such Subsidiary Borrower, and (iv) taking any other action on behalf such Subsidiary Borrower hereunder or under any other Loan Document, in each case to the extent specifically provided for hereunder or thereunder, and such Subsidiary Borrower agrees to be irrevocably bound by all such actions being taken on behalf of such Subsidiary Borrower by the Company and all such notices received by the Company on behalf of such Subsidiary Borrower; provided that another Person may be appointed to act in substitution for the Company with the power and authority granted thereto by such Subsidiary Borrower under this clause (a) so long as such Person shall have been certified as such in a single writing executed by such Subsidiary Borrower and delivered to the Administrative Agent;

(b)           authorizes the Administrative Agent, the Issuing Lender and each Lender to treat (i) each document signed by, each notice given or received by, each document delivered or received by and each request made by the Company on its behalf and (ii) each other action which specifically provides herein or therein that the Company acts on behalf, or at the direction, of such Subsidiary Borrower as if such Subsidiary Borrower (and not the Company) had in fact signed such document, given or received such notice, delivered or received such document, made such request or taken such action; and

(c)           acknowledges that the Administrative Agent, the Issuing Lender and each Lender are relying upon the appointments and authorizations set forth in this Section in connection with the making of their Commitments and credit extensions hereunder.

In the event the Administrative Agent, the Issuing Lender or any Lender reasonably believes that it has received a conflicting notice or instruction from the Company and/or its designees, the Administrative Agent, the Issuing Lender or such Lender may refrain from action upon such notice or instruction and shall promptly request the Company for clarification regarding such notice or instruction.

SECTION 10.17. Attorney Representation.  If a Dutch Subsidiary Borrower is represented by an attorney in connection with the signing and/or execution of the Agreement and/or any other Loan Document it is hereby expressly acknowledged and accepted by the parties to this Agreement and/or any other Loan Document that the existence and extent of the attorney's authority and the effects of the attorney's exercise or purported exercise of his or her authority shall be governed by the laws of the Netherlands.

SECTION 10.18. Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.19. No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between such Borrower and its Affiliates, on the one hand, and the Lenders, on the other hand, (B) such Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Borrower or any of its Affiliates, or any other Person and (B) no Lender has any obligation to such Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Borrower and its Affiliates, and no Lender has any obligation to disclose any of such interests to such Borrower or its Affiliates.  To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against each of the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CAMBREX CORPORATION
By:
Name:
Title:

List of Closing Documents

SUBSIDIARY GUARANTORS

CAMBREX CHARLES CITY, INC.
CBM TECHNOLOGIES, INC.

By:
Name:
Title:

LENDERS

JPMORGAN CHASE BANK, N.A., individually as a Lender, as Issuing Lender, as Swingline Lender and as Administrative Agent

By:
Name:
Title:

PNC BANK, NATIONAL ASSOCIATION, individually as a Lender and as a Co-Syndication Agent
By:
Name:
Title:

RBS CITIZENS, N.A., individually as a Lender and as a Co-Syndication Agent
By:
Name:
Title: